EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
dated as of
October 8, 2023
by and among
S. USA LIFE INSURANCE COMPANY, INC.,
PGH MERGER INC.
and
NATIONAL WESTERN LIFE GROUP, INC.

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Exhibits
Exhibit A    Certain Definitions
Exhibit B    Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit C    Form of Voting and Support Agreement

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 8, 2023 is by and among S. USA LIFE INSURANCE COMPANY, INC., an insurance company formed under the laws of Arizona (“Parent”), PGH MERGER INC., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and NATIONAL WESTERN LIFE GROUP, INC., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is sometimes referred to individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, it is proposed that, upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the Merger as the Surviving Corporation, whereby (a) each issued and outstanding Share as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $500.00 per Share, net in cash, without interest and less any amounts required to be deducted or withheld in accordance with Section 3.3, and (b) the Company shall become a wholly-owned Subsidiary of Parent as a result of the Merger;
WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held on or prior to the date hereof, has (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions (including the Merger), (c) approved and declared advisable the execution, delivery and performance by the Company of this Agreement and, subject to the Company Stockholder Approval, the consummation of the Transactions (including the Merger), (d) directed that this Agreement be submitted to a vote at a meeting of the holders of issued and outstanding shares of Company Common Stock for adoption and (e) resolved to recommend the adoption of this Agreement by the holders of Shares (the preceding clauses (a) through (e), the “Board Recommendation”);
WHEREAS, the Board of Directors of Parent (the “Parent Board”), on or prior to the date hereof, has approved and declared advisable this Agreement and the Transactions (including the Merger) on the terms set out in this Agreement;
WHEREAS, the Board of Directors of Merger Sub has by unanimous vote (a) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the Transactions (including the Merger), (c) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption thereby and (d) resolved to recommend that Parent adopt this Agreement;
WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following its execution;
WHEREAS, concurrently with the execution of this Agreement and as a material inducement to Parent and Merger Sub entering into this Agreement, each of the Supporting Stockholders is entering into a Voting and Support Agreement in substantially the form set forth as Exhibit C with Parent and the Company (collectively, the “Voting Agreements”); and

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.
ARTICLE II
THE MERGER
Section 2.1    The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly-owned Subsidiary of Parent. References in this Agreement to the “Company” for periods after the Effective Time shall mean the Surviving Corporation.
(b)    On the Closing Date, the Company will file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, in such form as determined by the Parties and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”), and the Parties shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree in writing and specify in the Certificate of Merger (the “Effective Time”).
(c)    At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of each of the Company and Merger Sub, all as provided under the DGCL.
Section 2.2    Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Sidley Austin LLP, 1000 Louisiana Street, Suite 5900, Houston, Texas 77002 or remotely by exchange of documents and signatures (or their electronic counterparts), in each case, on the fifth Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, method, date or time as the Company and Parent may agree in writing. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.
Section 2.3    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be in the form set forth in Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until duly amended as provided therein or by applicable Law.
(b)    At the Effective Time, subject to the obligations set forth in Section 7.1(b), the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall become references to the Surviving Corporation, and as so amended and restated shall be the bylaws of the Surviving Corporation until duly amended as provided therein or by applicable Law.
Section 2.4    Directors and Officers of the Surviving Corporation. The Parties shall take all requisite actions such that the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The Parties shall take all requisite actions such that the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately following the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. Notwithstanding the foregoing, any such changes in a director’s or officer’s positions effected pursuant to this Section 2.4 will be subject to Section 2.4 of the Company Disclosure Schedules.
Section 2.5    Effect of the Merger on Capital Stock.
(a)    At the Effective Time, subject to the other provisions of this Article II and Article III, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares to be canceled pursuant to Section 2.5(d), any Shares covered under Section 2.6, and any Dissenting Shares, which shall have only those rights set forth in Section 2.7) shall, by virtue of the Merger and without any action on the part of any holder thereof, Parent, Merger Sub or the Company, be converted into the right to receive $500.00 per Share, net in cash, without interest and less any amounts required to be deducted or withheld in accordance with Section 3.3 (the “Merger Consideration”). With respect to each outstanding fractional Share, the Merger Consideration for such fraction shall be the product of (i) such fraction multiplied by (ii) the Merger Consideration for one whole share, rounded to two digits.
(b)    From and after the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall no longer be issued and outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of (x) a certificate (each, a “Certificate”) or (y) non-certificated Shares represented by book entry (“Book-Entry Shares”) previously representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration to be paid in consideration therefor in accordance with Section 3.1.
(c)    If, at any time during the period between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, then the Merger Consideration (including Merger Consideration payable in respect of the Company RSU Awards, Company PSU Awards and Company SAR Awards pursuant to Section 2.6) shall be appropriately equitably adjusted; provided, however, that (i) nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Merger Consideration.
(d)    At the Effective Time, all shares of Company Common Stock that, immediately prior to the Effective Time, (i) are owned by Parent or Merger Sub or any direct or indirect wholly-owned Subsidiaries of Parent, Merger Sub or the Company or (ii) are held in treasury of the Company (such shares, together with the shares of Company Common Stock described in clause (i), the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(e)    At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only issued and outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.
Section 2.6    Equity Awards.
(a)    Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions as may be required and take all corporate action necessary to effect the following:
(i)    at the Effective Time, each award of stock units relating to shares of Company Common Stock (including any such stock unit that is payable in cash or other property, the value of which is determined with reference to the value of Company Common Stock) that vests solely on the basis of time (each, a “Company RSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and converted into solely the right to receive a cash payment, without interest, equal to (1) the Merger Consideration, multiplied by (2) the total number of Shares attributable to such Company RSU Award immediately prior to the Effective Time;
(ii)    at the Effective Time, each award of performance restricted stock units relating to shares of Company Common Stock (including any such stock unit that is payable in cash or other property, the value of which is determined with reference to the value of Company Common Stock) that vests on the basis of time and the achievement of performance targets (each, a “Company PSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and converted into solely the right to receive a cash payment, without interest, equal to (1) the Merger Consideration, multiplied by (2) the total number of Shares attributable to such Company PSU Award; provided, however, that, for purposes of clause (2), the number of shares of Company Common Stock in respect of such Company PSU Award immediately prior to the Effective Time shall be deemed to be the target number of shares of Company Common Stock attributable to such Company PSU Award;

(iii)    at the Effective Time, each award of stock appreciation rights in respect of Shares (each, a “Company SAR Award”) whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and converted into solely the right to receive a cash payment, without interest, equal to (1) the total number of Shares attributable to such canceled Company SAR Award, multiplied by (2) the excess, if any, of (A) the Merger Consideration over (B) the grant price per Share attributable to such canceled Company SAR Award, without interest; provided, however, that any such Company SAR Award with respect to which the grant price per Share attributable thereto is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration; and
(iv)    make such other changes to the Company Stock Plan as the Company and Parent may agree in writing are appropriate to give effect to the Merger.
(b)    As soon as reasonably practicable after the Effective Time (but in no event later than the first regularly scheduled payroll that occurs at least five Business Days following the Effective Time), or such time that is otherwise required by applicable Law, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay the consideration payable pursuant to Section 2.6(a), net of any applicable withholding Taxes or deductions required under the Code or any provision of state, local or foreign Law with respect to the making of such payment, to the holders of Company RSU Awards, Company PSU Awards and Company SAR Awards through, to the extent applicable, the Surviving Corporation’s or its applicable Subsidiary’s payroll; provided, however, that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment will be made on the earliest date permitted under Section 409A of the Code that would not trigger such Tax or penalty.
Section 2.7    Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time shall not be converted into the right to receive Merger Consideration if they are held by a holder who (x) has not voted in favor of the Merger or consented thereto, (y) is entitled to demand and has properly demanded appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and (z) as of the Effective Time, has not effectively waived, withdrawn or lost that holder’s rights to such appraisal under the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or effectively waives, withdraws or loses such holder’s appraisal rights under the DGCL with respect to such Shares). Instead of being converted into the right to receive Merger Consideration as of the Effective Time, such Dissenting Shares shall be entitled to receive only those rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost such holder’s right to appraisal and payment under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease and (ii) such holder’s Dissenting Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (without interest and less any amounts required to be deducted or withheld pursuant to Section 3.3) upon the surrender of the Certificates or Book Entry Shares previously representing such Dissenting Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of the fair value of any Shares under the DGCL, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the

Effective Time that relates to such demand for appraisal, and Parent shall have the opportunity to participate in and direct any negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or approve any withdrawal of such demands, or agree to do any of the foregoing.
ARTICLE III
EXCHANGE OF CERTIFICATES
Section 3.1    Surrender and Payment.
(a)    Prior to the Effective Time, Parent shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company as paying agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which the holders of those Shares shall become entitled pursuant to, and in accordance with, Section 2.5. Contemporaneously with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in an aggregate amount sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger. Parent shall provide the Company a reasonable opportunity to review and comment on the form of paying agent agreement and consider in good faith, and use reasonable best efforts to cause the Paying Agent to consider, comments on that agreement timely provided by the Company or its legal counsel.
(b)    Promptly after the Effective Time, Parent or the Surviving Corporation will send, or will instruct the Paying Agent to send, to each holder of record of Shares as of the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of (i) the Certificates (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, in accordance with Section 3.2) to the Paying Agent (if applicable) and (ii) the letter of transmittal, properly completed and duly executed, and such other documents as may reasonably be required by the Paying Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of Shares to the Paying Agent. Surrender of any Book-Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.
(c)    Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Paying Agent of a Certificate or Book-Entry Share (or affidavits in lieu thereof, together with any bond or indemnity agreement, in accordance with Section 3.2), together with a properly completed and duly executed letter of transmittal and completion of applicable procedures and such other documents as may reasonably be required by the Paying Agent, will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration as contemplated by Section 2.5.
(d)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment thereof that (i) the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such delivery of the Merger Consideration shall either (A) pay to the Paying Agent any stock transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or (B) establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. None of Parent, Merger Sub and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 3.1(d) under any circumstance. Payment of the aggregate Merger Consideration, as applicable, with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered.
(e)    All Merger Consideration paid upon the surrender of and in exchange for Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers of Shares made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be canceled and exchanged for the consideration provided for by, and in accordance with the procedures set forth in, Article II and this Article III.
(f)    Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.1(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent, or transferred as otherwise directed by Parent, upon demand, and any such holder who has not exchanged such holder’s Shares for the Merger Consideration in accordance with this Section 3.1 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(g)    The Paying Agent shall invest any cash deposited by or on behalf of Parent pursuant to Section 3.1(a) as directed by Parent; provided, however, that (i) in no event shall any losses on such investments affect the cash payable to former holders of Shares pursuant to this Article III, and (ii) such investments shall be in (1) obligations of or guaranteed by the United States of America, (2) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (3) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $100 billion, or (4) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such investment instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid promptly to Parent. To the extent there are any losses with respect to any investments of the funds deposited with the Paying Agent, or the funds shall for any other reason, including the Dissenting Shares losing their status as such, not be sufficient for the Paying Agent to make prompt payment of the Merger Consideration, then upon demand by the Paying Agent, Parent shall promptly reimburse any such loss or otherwise provide additional funds (by wire transfer of immediately available funds) so as to ensure that the funds are at all times maintained at a level sufficient for the Paying Agent to make all payments contemplated by this Agreement to be made by the Paying Agent.
(h)    The payment of any transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred by a holder of Shares in connection with the Merger, as well as the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the responsibility solely of such holder.
Section 3.2    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, in each case, claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal and such other documents as may reasonably be required by the Paying Agent, pay (less any amounts required to be deducted or withheld pursuant to Section 3.3), in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated by this Article III.
Section 3.3    Withholding Rights. If and to the extent required under any provision of applicable Law, each of the Surviving Corporation, Parent, Merger Sub and the Paying Agent shall be entitled to deduct and withhold amounts from the consideration otherwise payable to any Person pursuant to Article II and this Article III. To the extent that amounts are so deducted or withheld by the Surviving Corporation, Parent, Merger Sub or the Paying Agent, as the case may be, and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
Section 3.4    Certificate Non-USRPHC Status. The Company shall deliver to Parent (a) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, dated as of the Closing Date and executed by the Company, and (b) a statement certifying that the Company is not, and has not been at any time during the five years preceding the Closing Date, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, dated as of the Closing Date and executed by the Company. In the event the Company fails to deliver such a certificate, Parent’s sole remedy shall be to withhold from consideration otherwise payable pursuant to Section 3.3.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent that, except as disclosed (i) in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein and that have been filed by the Company with SEC, but excluding any disclosures in such Company SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward looking in nature, in each case other than any description of historic facts or events included therein) filed or furnished prior to the date that was two Business Days prior to the date of this Agreement or (ii) in the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, notwithstanding the omission of a cross reference to such other section or subsection):
Section 4.1    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate powers and authority required to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failures to be so qualified, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Company Material Adverse Effect. The Company has heretofore made available to Parent true, complete and correct copies of the Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”). The Company is not in violation of any provision of the Company Charter or the Company Bylaws, except as, individually or in the aggregate, is not and would not be reasonably likely to be material to the Company or its Subsidiaries, taken as a whole.
Section 4.2    Corporate Authorization.
(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of a majority of the issued and outstanding Shares (with the holders of issued and outstanding Shares of Class A Common Stock and Class B Common Stock voting together as a single class) in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock or any holder of capital stock of any of the Company’s Subsidiaries necessary to authorize or adopt this Agreement or to consummate the Transactions (including the Merger), pursuant to the DGCL or otherwise. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, liquidation, rehabilitation and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).
(b)    The Company Board, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions (including the Merger), (iii) approved the execution, delivery and performance by the Company of this Agreement and, subject to the Company Stockholder Approval, the consummation of the Transactions (including the Merger), (iv) directed that this Agreement be submitted to a vote at a meeting of the holders of issued and outstanding Shares for adoption and (v) resolved to recommend the adoption of this Agreement by the holders of issued and outstanding Shares. None of the foregoing resolutions of the Company Board has been amended, rescinded or modified.

Section 4.3    Governmental Authorization. Except as set forth in Section 4.3 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing, declaration or registration with, or notification to, or waiver from, any Governmental Entity other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (c) compliance with any applicable requirements of the Exchange Act, (d) compliance with any applicable requirements of the Securities Act, (f) the appropriate filings and approvals under the rules of the NASDAQ and (e) other actions or filings the absence of omission of which, individually or in the aggregate, would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.4    Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not, assuming compliance with the matters referred to in Section 4.2 and Section 4.3, (a) contravene or conflict with the Company Charter or the Company Bylaws or the Organizational Documents of any Subsidiary of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any Permit or similar authorization held by the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d), in each case that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Company Material Adverse Effect.
Section 4.5    Capitalization. The authorized capital stock of the Company consists of 7,500,000 shares of Class A Common Stock and 200,000 shares of Class B Common Stock (the “Shares”). As of the close of business on October 5, 2023 (the “Company Measurement Date”), 3,436,020.1428 shares of Class A Common Stock and 200,000 shares of Class B Common Stock (together with the Class A Common Stock, the “Company Common Stock”) were issued and outstanding. With the exception of Company Common Stock, no other shares of capital stock or other voting securities are issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of pre-emptive rights. As of the Company Measurement Date, there were 19,632 and 277,802 shares of Class A Common Stock in aggregate notional amount with respect to outstanding Company RSU Awards and Company SAR Awards, respectively, and 18,444 shares of Class A Common Stock in aggregate notional amount with respect to outstanding Company PSU Awards assuming such Company PSU Awards were settled at target performance levels; provided, however, that each such award, pursuant to the terms of the applicable award agreement therefor, permits settlement only in cash, as a result of which no shares of capital stock of the Company are issuable with respect thereto. Except as set forth in this Section 4.5 and in Section 4.5 of the Company Disclosure Schedules, and except for changes since the close of business on the Company Measurement Date resulting from (x) the vesting or forfeiture, as applicable, of Company RSU Awards, Company PSU Awards and Company SAR Awards outstanding on such date, or (y) the payment, redemption or forfeiture of other securities issued as permitted by Section 6.1, there are outstanding (a) no shares of capital stock of, or other voting or equity securities of or ownership interests in, the Company, (b) no options, warrants or other rights to acquire from the Company any capital stock of, or voting or ownership interests in, or other voting or equity securities of, the Company or securities convertible into or exchangeable for capital stock of, or other voting or equity securities of or ownership interests in, the Company, (c) no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or that have or that by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote, (d) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock or other voting or equity securities of, or ownership interests in, the Company, obligating the Company to issue, transfer or sell any capital stock or voting or equity securities of the Company or securities convertible into or exchangeable for capital stock or voting or equity securities of, or ownership interests in, the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment, (e) no restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company (the items in the foregoing clauses (a) through (e), including the Company Common Stock, being referred to collectively as “Company Securities”) and (f) no obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares or any other Company Securities excluding, for the avoidance of doubt, from clauses (e) and (f) hereof, the Company RSU Awards, Company PSU Awards and Company SAR Awards. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than any requirement for the Company or any of its Subsidiaries to settle, solely in cash, any Company RSU Awards, Company SAR Awards or Company PSU Awards pursuant to the terms of the Company Stock Plan and applicable award agreement therefor. There are no stockholders agreements, voting trusts, registration rights agreements or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the Company Securities or any other agreements to which the Company or any of its Subsidiaries is a party relating to the disposition, voting or dividends with respect to the Company Securities. All outstanding Company Securities have been offered and issued in compliance in all material respects with all applicable Laws, including the Securities Act and “blue sky” Laws.
Section 4.6    Subsidiaries.
(a)    Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Subsidiary has all applicable power and authority required to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failures to be so qualified, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Company Material Adverse Effect. The Company has heretofore made available to Parent true, complete and correct copies of the Organizational Documents of each Subsidiary of the Company, as amended to the date of this Agreement. No Subsidiary of the Company is in violation of any provision of its Organizational Documents, except as, individually or in the aggregate, is not and would not be reasonably likely to be material to such Subsidiary.

(b)    Section 4.6(b) of the Company Disclosure Schedules sets forth a true, complete and correct list of each Subsidiary of the Company as of the date hereof and each such Subsidiary’s jurisdiction of organization. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is wholly-owned, beneficially and of record, by the Company, directly or indirectly, free and clear of any material Encumbrance or material transfer restrictions. Except as set forth in Section 4.6(b) of the Company Disclosure Schedules, there are no outstanding (i) shares of capital stock of, or other voting or equity securities or other ownership interests in, the Subsidiaries of the Company or (ii) (A) options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting or equity securities or ownership interests in, or any securities convertible into or exchangeable for capital stock of, or other voting or equity securities in, any Subsidiary of the Company, (B) bonds, debentures, notes or other Indebtedness of any Subsidiary of the Company that are linked to, or the value of which is in any way based upon or derived from, the value of any of the Company’s Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries, or that have or that by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of any of the Company’s Subsidiaries may vote, (C) preemptive or similar rights, subscription or other rights, convertible securities or other agreements, arrangements or commitments of any character relating to the capital stock of, or other voting or equity securities of, any Subsidiary of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell any capital stock, voting or equity securities in, or any securities convertible into or exchangeable for any capital stock, voting or equity securities in, any Subsidiary of the Company or obligating any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment or (D) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company’s Subsidiaries (the items in the foregoing clauses (i) and (ii) being referred to collectively as “Company Subsidiary Securities”). All outstanding Company Subsidiary Securities that are shares of capital stock of a corporation have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. No Subsidiary of the Company other than National Western Life is, or has been, subject to any requirement to file periodic reports under the Exchange Act. No Subsidiary of the Company owns any Shares. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon.
Section 4.7    SEC Filings.
(a)    True, complete and correct copies of the Company’s (i) annual reports on Form 10-K for its fiscal years ended December 31, 2020, 2021 and 2022, (ii) proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 2021 and (iii) other forms, reports, statements, schedules, registration statements, proxy statements, prospectuses and other documents filed by the Company with the SEC since January 1, 2021 (the documents referred to in this Section 4.7(a) being referred to collectively as the “Company SEC Documents”) are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2022 is referred to herein as the “Company 10-K.” The Company’s quarterly report on Form 10-Q for the six months ended June 30, 2023 is referred to herein as the “Company 10-Q.”
(b)    As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) (or, in each case, if amended or supplemented prior to the date of this Agreement, as of the effective date or filing date, as applicable, of such amendment or supplement), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and NASDAQ, as applicable, and the rules and regulations thereof applicable to such Company SEC Documents.
(c)    As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) (or, in each case, if amended or supplemented prior to the date of this Agreement, as of the effective date or filing date, as applicable, of such amendment or supplement), no Company SEC Document contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)    The Company has timely filed with or furnished to the SEC all forms, reports, statements, schedules, registration statements, proxy statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2021 and has timely paid all fees due in connection therewith. To the knowledge of the Company, none of the Company SEC Documents is the subject of an ongoing SEC review or outstanding SEC investigation. There are no outstanding or unresolved comments (including in any comment letters of the staff of the SEC) received from the SEC with respect or relating to any of the Company SEC Documents. The Company has made available to Parent all material written correspondence between the Company and the SEC since January 1, 2021.
Section 4.8    Financial Statements.
(a)    The audited and unaudited financial statements of the Company (including any related notes and schedules) included or incorporated by reference in the Company SEC Documents (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (ii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for the periods then ended (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments), all in conformity with GAAP and the applicable rules and regulations of the SEC.
(b)    The Company has made available to Parent and Merger Sub true, complete and correct copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): (i) the unaudited annual statutory statement, including the schedules thereto, of each Insurance Company as of and for the annual periods ended December 31, 2020, 2021 and 2022, in each case as filed with the applicable Domiciliary Department of Insurance for such Insurance Company, (ii) the unaudited quarterly statutory statements of each Insurance Company as of and for the six-month period ended June 30, 2023, in each case as filed with the Domiciliary Department of Insurance of such Insurance Company and (iii) the audited annual statutory financial statement, including the schedules thereto, of each Insurance Company as of and for the annual periods ended December 31, 2020, 2021 and 2022, in each case, as filed with the applicable Domiciliary Department of Insurance of such Insurance Company. The Statutory Statements (A) were derived from the books and records of such Insurance Company, (B) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods presented and (C) present fairly, in all material respects, the statutory financial position and results of operations, cash flows, capital and surplus of the Insurance Companies as of their respective dates and for the respective periods covered thereby. As of the date hereof, no material weakness has been asserted by applicable Domiciliary Department of Insurance with respect to each of the Insurance Companies’ Statutory Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of the respective Domiciliary Department of Insurance. The financial statements included in the Statutory Statements were filed with the applicable Domiciliary Department of Insurance in a timely fashion on forms prescribed or permitted by such Domiciliary Department of Insurance. The Insurance Companies’ Statutory Statements comply in all material respects with all applicable Laws applicable to admitted assets.
(c)    The Company has made available to Parent and Merger Sub true, complete and correct copies of the following financial statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “N.I.S. Financial Statements”): (i) the unaudited quarterly financial statements of N.I.S. as of and for the quarterly period ended June 30, 2023, as filed with FINRA and the SEC pursuant to Rule 17a-5 of the Exchange Act, and (ii) the audited annual financial statements of N.I.S. as of and for the annual periods ended December 31, 2020, 2021 and 2022, as filed with FINRA and the SEC pursuant to Rule 17a-5 of the Exchange Act (collectively, the “N.I.S. Financial Statements”). The N.I.S. Financial Statements (A) were derived from N.I.S.’s books and records, (B) have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods presented and (C) present fairly, in all material respects, the financial condition, income, cash flows and changes in stockholder’s equity of N.I.S. as of their respective dates and for the respective periods covered thereby.
(d)    Except as set forth in Section 4.8(d) of the Company Disclosure Schedules, the Company did not utilize any permitted practices in the preparation of the Insurance Companies’ Statutory Statements and none of the Insurance Companies’ Statutory Statements were prepared on the basis of any accounting practice that departs from the National Association of Insurance Commissioners Accounting Practices and Procedures Manual.
Section 4.9    Disclosure Documents. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and any other applicable Laws governing the preparation, distribution or dissemination of such documents. None of the information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will (x) at the date the Proxy Statement is filed with the SEC, (y) if applicable, at the date the Proxy Statement is mailed to the Company’s stockholders, and (z) at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any Representative thereof for inclusion or incorporation by reference in the Proxy Statement.
Section 4.10    Controls and Procedures.
(a)    Each of the principal executive officer and the principal financial officer of the Company has made all applicable certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to Company SEC Documents, and the statements contained in such certifications are true, complete and correct and complied in all material respects with the Sarbanes-Oxley Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the respective meanings given to such terms in the Sarbanes-Oxley Act.
(b)    The Company maintains, on behalf of itself and its Subsidiaries, a system of internal control over financial reporting (as such terms are defined in Rules 13a-15(f) under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with GAAP including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are made only in accordance with authorizations of the Company’s management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements.
(c)    The Company has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that all material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that such information is communicated to the Company’s management by others within the Company and its Subsidiaries as appropriate to allow timely decisions regarding required disclosure and (ii) disclosed, based on its most recent evaluation of internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (i) that could adversely affect its ability to record, process, summarize and report financial information and (ii) that have not been subsequently remediated and (B) any fraud that involves management or other employees who have a significant role in its internal controls over financial reporting. Since January 1, 2021, neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of any circumstance of the type set forth in clause (A) or (B) of the immediately preceding sentence.

(d)    Since January 1, 2021, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor or other Representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.
(e)    Neither the Company nor any of its Subsidiaries is a party to, nor do they have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(f)    The Company is, and since January 1, 2021, has been, in compliance in all material respects with all listing and corporate governance rules, regulations and requirements of the NASDAQ.
Section 4.11    Absence of Certain Changes. Except as set forth in Section 4.11 of the Company Disclosure Schedules:
(a)    From the Company Balance Sheet Date to the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
(b)    From the Company Balance Sheet Date to the date hereof, there has not been any Effect that, individually or in the aggregate, has had, or would be reasonably likely to have, a Company Material Adverse Effect.
(c)    From the Company Balance Sheet Date to the date hereof, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of subparagraph (a), (b), (c), (d), (e) or (j) of Section 6.1 had the restrictions thereunder had been effect since the Company Balance Sheet Date.
Section 4.12    No Undisclosed Material Liabilities. Except as set forth in Section 4.12 of the Company Disclosure Schedules, there are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than:
(a)    liabilities reflected or reserved against in the Company Balance Sheet (including the notes thereto) or in any other Company SEC Documents filed prior to the date of this Agreement;
(b)    liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice;
(c)    liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice;
(d)    liabilities that, individually or in the aggregate, are not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole; and
(e)    liabilities arising under this Agreement or incurred in connection with the Transactions.

Section 4.13    Litigation.
(a)    There is no Proceeding (other than ordinary course claims within applicable policy limits made under or in connection with Insurance Contracts issued by one or more Insurance Companies) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries or any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, is not and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole.
(b)    There is no outstanding order, writ, injunction or judgment to which the Company or any of Subsidiaries is subject that, individually or in the aggregate, is, or would be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole.
(c)    There is no internal investigation or whistle blower complaint, or to the knowledge of the Company, any investigation or review by any Governmental Entity that is pending or is being threatened in writing or, in each case with respect to the Company or any of its Subsidiaries that, individually or in the aggregate, is, or would be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole.
Section 4.14    Taxes. Except as set forth (x) in Section 4.14 of the Company Disclosure Schedules or (y) in the Company Balance Sheet (including the notes thereto), and except as, individually or in the aggregate, is not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole:
(a)    (i) all Tax Returns required to be filed with any Taxing Authority by, or with respect to, the Company and its Subsidiaries have been prepared and duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which Tax Returns are required to be filed in accordance with all applicable Laws (taking into account any valid extensions), (ii) the Company and its Subsidiaries have timely paid all Taxes, whether or not shown as due and payable on the Tax Returns that have been so filed, required to be paid by, or with respect to, the Company or any Subsidiary and (iii) such Tax Returns were true, complete and correct in all respects (other than, in the case of clause (i) or (ii) hereof, with respect to any Taxes or Tax Returns (or positions taken therein) that are being contested, or for which any position has been taken, in good faith and for which adequate reserves are reflected on the Company Balance Sheet, as adjusted for operations in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet);
(b)    the Company and each Subsidiary has complied with all applicable Laws relating to withholding and reporting (including information reporting) of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over;
(c)    there is no action, suit, proceeding, audit, examination or claim (each, a “Tax Proceeding”) now currently ongoing, proposed in writing or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return;
(d)    neither the Company nor any Company Subsidiary has received written notice from any jurisdiction in which the Company or such Subsidiary has not paid a particular type of Tax or filed a particular type of Tax Return that the Company or such Company Subsidiary is required to file such Tax Return or pay such Tax in such jurisdiction;

(e)    neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement;
(f)    neither the Company nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries;
(g)    neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation for any Tax imposed on any entity other than such Person under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except: (i) for any such agreement or arrangement solely between or among any of the Company and its Subsidiaries; (ii) as provided in any customary partnership indemnification provisions in any partnership or limited liability company agreement of any Subsidiary of the Company or in which such Subsidiary is a member or limited partner; or (iii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements);
(h)    neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than the “affiliated group” as defined in Section 1504(a) of the Code, the common parent of which is the Company or was a predecessor of the Company) or (ii) has liability for any Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor;
(i)    neither the Company nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or comparable provision of any other applicable Tax Law;
(j)    there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries;
(k)    since January 1, 2021, neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code, offer in compromise or similar agreement with a Taxing Authority or has been issued any private letter rulings, technical advice memoranda or similar agreement by any Governmental Entity, in any case, that would be binding upon the Company or any of its Subsidiaries after the Closing;
(l)    neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date;
(m)    Section 4.14(m) of the Company Disclosure Schedules sets forth a schedule of amounts that the Company or any of its Subsidiaries will be required to include in income after the Closing Date under Section 13517(c)(3) of the Tax Cuts and Jobs Act of 2017, Pub. L. No. 115-97; and
(n)    each of the Company and the Insurance Companies is a domestic corporation for U.S. federal income Tax purposes that is and has been treated as a life insurance company under Section 816(a) of the Code and subject to U.S. federal income taxation under Section 801 of the Code.
Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.14 and Sections 4.8, 4.11, 4.13, 4.15 and 4.35 (to the extent applicable) are the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to Taxes. None of the representations or warranties made in this Section 4.14 shall apply to the Tax treatment of Insurance Contracts, which shall be governed solely by Section 4.35.
Section 4.15    Employee Benefit Plans; Employment.
(a)    The Company has provided Parent with a true, complete and correct list (set forth in Section 4.15(a) of the Company Disclosure Schedules) identifying each material Company Benefit Plan.
(b)    With respect to each material Company Benefit Plan, the Company has made available to Parent true, complete and correct copies of, as applicable: (i) the plan document (or, in the case of any unwritten Company Benefit Plan, a description thereof), any related trust agreement, insurance contract or policy or other funding instrument and any amendments thereto; (ii) the most recent annual report on Form 5500, with all accompanying schedules and financial statements attached thereto (including any related actuarial valuation report); (iii) the most recent summary plan description and any summaries of material modifications thereto; (iv) the most recent determination, opinion or advisory letter from the IRS; and (v) any material and non-routine notices, letters or other correspondence during the preceding three-year period with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.
(c)    Except where the failure to so comply, individually or in the aggregate, is not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan (including any related trusts) has been established, operated and maintained in compliance with its terms and with applicable Law (including, to the extent applicable, ERISA and the Code), (ii) all contributions required to be made with respect to any Company Benefit Plan have been timely made and deposited, (iii) to the knowledge of the Company, no circumstance, fact or event exists that could result in any default under or violation of any Company Benefit Plan, (iv) there is no Proceeding pending or, to the knowledge of the Company, threatened against any Company Benefit Plan, any fiduciary thereof or the Company or any of its Subsidiaries with respect to any Company Benefit Plan and (v) no Company Benefit Plan is, or within the last three years has been, the subject of an examination, investigation or audit by a Governmental Entity, or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(d)    Except as set forth in Section 4.15(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has within the previous six years maintained, sponsored, contributed to (or had an obligation to contribute to) or currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise would be reasonably likely to have any liability with respect to (i) any defined benefit pension plan or plan subject to Title IV of ERISA or Section 412 of the Code, including any multiemployer plan within the meaning of Section 3(37) of ERISA (and subject to Title IV of ERISA) or (ii) any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. In addition, during the past six years, no liability under (x) Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (y) Section 4980B of the Code as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, has, in either case, been incurred by the Company or any ERISA Affiliate that has not been satisfied in full and, to the knowledge of the Company, no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring such liability, except, in any case, as would not, individually or in the aggregate, be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.
(e)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and is the subject of a favorable determination letter, opinion letter or advisory letter, if applicable, from the IRS to the effect that such Company Benefit Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. To the knowledge of the Company, nothing has occurred that, individually or in the aggregate, has, or would be reasonably likely to result in, the IRS’s revocation of the determination letter, opinion letter or advisory letter, as applicable, as described in the preceding sentence. To the knowledge of the Company, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan, except for transactions that would not be reasonably likely to result in any material liability to the Company or any of its Subsidiaries.
(f)    Except as set forth in Section 4.15(f) of the Company Disclosure Schedules, no Company Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law.
(g)    With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, except in each case, as would not be reasonably likely, individually or in the aggregate, to result in any material liability to the Company and its Subsidiaries, taken as a whole, (i) there does not exist any accumulated funding deficiency for the purposes of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no Company Benefit Plan is, or is reasonably likely to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (iii) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (v) no liability (other than premiums to the PBGC) under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries that remains unsatisfied, nor is any such liability expected to be incurred that would be reasonably likely to be unsatisfied and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(h)    Except as set forth in Section 4.15(h) of the Company Disclosure Schedules or as otherwise contemplated under this Agreement, neither the execution nor delivery of this Agreement, stockholder approval of this Agreement, nor the consummation of the Transactions would, whether alone or in combination with any other event(s), (i) entitle any current or former employee, individual consultant, officer or other individual service provider of the Company or any its Subsidiaries to, or result in any increase in the amount or enhancement to the terms of, any severance pay, unemployment compensation or any other payment or benefit, (ii) trigger any increased or accelerated contributions to any Company Benefit Plan or trigger any change in the funding or covenant support arrangements for any Company Benefit Plan or (iii) accelerate the time of payment, vesting or funding or increase the amount or enhance the terms of compensation or benefits due to any such employee, individual consultant, officer or other individual service provider.
(i)    Except as set forth in Section 4.15(i) of the Company Disclosure Schedules, the consummation of the Transactions will not, either alone or in combination with another event, result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would be reasonably likely to, individually or in combination with any other payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). The Company has made available to Parent the information required for Parent to calculate (with such information to be updated by the Company prior the Closing), with respect to each “disqualified individual” (within the meaning of Section 280G of the Code), a general estimate of any payments (whether in cash or property or the vesting of property) that would reasonably and currently be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) in connection with the Transactions.
(j)    Except as set forth in Section 4.15(j) of the Company Disclosure Schedules, no Person is entitled to receive any Tax gross-up or other similar additional payment from the Company or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Tax, interest or penalties imposed by Section 409A of the Code (or any corresponding similar provision of state, local or non-U.S. law).
(k)    Except as set forth in Section 4.15(k) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is or has been, since January 1, 2021: a party to, bound by or negotiating a collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization. To the knowledge of the Company, there has not been since January 1, 2021, nor is there currently, any organized effort by any labor union, works council, trade union, labor association or other employee representative organization to organize any employees of the Company or any of its Subsidiaries into one or more collective bargaining units. Neither the Company nor any of its Subsidiaries is, or since January 1, 2021 has been, a party to, any material dispute or controversy with a labor union, works council, trade union, labor association or other employee representative organization, nor since January 1, 2021 has the Company or any of its Subsidiaries experienced any actual or threatened labor strikes, work slowdowns, lock-outs, work stoppages, recognitional picketing, arbitrations, grievances, unfair labor practice charges or proceedings, and to the knowledge of the Company, none are threatened.

(l)    The Company and each of its Subsidiaries are in material compliance and, since January 1, 2021, have complied, in each case, in all material respects, with all applicable Laws relating to employment and labor matters, including applicable Laws that relate to wages, hours, wage payment, payroll, classification of all employees and individual service providers (including as exempt or non-exempt and as employee versus independent contractor), employee record keeping, labor, fair employment practices, hiring, training and/or promotion, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, WARN Act, discrimination in employment, equal employment opportunity, immigration (including applicable I-9 Laws), disability rights, reasonable accommodations, labor relations and collective bargaining, employee leave issues and unemployment insurance, except for any instances of non-compliance that, individually or in the aggregate, is not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole.
(m)    Since January 1, 2021, to the knowledge of the Company, (i) no allegations of sexual harassment or other sexual misconduct have been made in writing against any director, officer or managerial employee of the Company or any of its Subsidiaries, and (ii) there are no actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened that involve allegations of sexual harassment or other sexual misconduct by any director, officer or managerial employee of the Company or any of its Subsidiaries. Since January 1, 2021, neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any director, officer or managerial employee of the Company.
(n)    To the knowledge of the Company, no employee of the Company or any of its Subsidiaries at the level of Vice President or higher is in material violation of any term of any employment agreement, nondisclosure agreement, or non-competition agreement: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.
(o)    Section 4.15(o) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true, complete and correct list of each outstanding Company RSU Award, Company PSU Award and Company SAR Award and: (i) the employee identification number or similar identifier of the holder of such outstanding award; (ii) the number of shares of Company Common Stock attributable to or underlying such outstanding award (and with respect to Company PSU Awards expressed in terms of the target and maximum levels of performance); (iii) the date on which such outstanding award was granted or issued; and (iv) the applicable vesting, repurchase or other lapse of restrictions schedule applicable to such outstanding award to the extent such schedule differs from what is set forth in the forms included in the Company’s public filings with the SEC and publicly available on EDGAR or made available to Parent pursuant to Section 4.15(b). Each Company RSU Award, Company PSU Award and Company SAR Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Stock Plan, and each Company SAR Award has an exercise price per share of Class A Common Stock at the time of grant to be equal to or greater than the fair market value of a share of Class A Common Stock on the date of such grant.
(p)    Neither the Company nor any of its Subsidiaries has taken any action during the past three years that would trigger, nor have any material unsatisfied liability in respect of, the notice and other requirements under the WARN Act. Neither the

Company nor any of its Subsidiaries is delinquent in payments to any current or former Company Service Provider or Individual Independent Contractor for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business or as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.16    Compliance with Laws.
(a)    Neither the Company nor any of its Subsidiaries are in violation of, or has since January 1, 2021 violated, any applicable provisions of any Laws except for any violations that, individually or in the aggregate, is not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2021, neither the Company or any Subsidiary thereof has been given written notice of, or been charged with, any violation of, any applicable Law, except for any violation that, individually or in the aggregate, is not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole.
(b)    Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or, to the knowledge of the Company, employees, Producers, agents, or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries are in violation of, or have since January 1, 2021 violated, or, to the knowledge of the Company, are or have been since January 1, 2021, under investigation for an alleged breach of, any provisions of (i) any Economic Sanctions/Trade Laws, (ii) any anti-money laundering-related Laws or (iii) the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act, or any similar anti-bribery or anti-corruption Laws. None of the Company, its Subsidiaries, or any of their respective directors, officers, employees, or to the Company’s knowledge, Producers, agents, or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries is or is acting on behalf of a Sanctions Target.
Section 4.17    Environmental Matters. Except as set forth in Section 4.17 of the Company Disclosure Schedules:
(a)    Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity or other Person alleging that the Company or any Subsidiary of the Company is in violation of or liable under any applicable Environmental Law, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any investigation with respect to potential liability pursuant to Environmental Law, except with respect to any matter related to the foregoing that (i) has been fully resolved or (ii) individually or in the aggregate, is not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole.
(b)    The Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable Environmental Laws, including holding all Permits required pursuant to Environmental Laws, except with respect to any noncompliance that (i) has been fully resolved or (ii) individually or in the aggregate, is not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole.
(c)    To the knowledge of the Company, there has been no Release of any Hazardous Substance at, on, under, migrating from or migrating to (i) any of the Company Owned Properties or (ii) any real properties leased by the Company or any of its Subsidiaries, except for any such Release that, individually or in the aggregate, is not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole.
(d)    Neither the Company nor any of its Subsidiaries has entered into any agreements in connection with the sale or disposition of any real property or any business, pursuant to which the Company or its Subsidiaries has either agreed to indemnify the purchaser of said property or business with respect to liabilities pursuant to Environmental Law, or retained liabilities pursuant to Environmental Law, excluding (i) any such agreements that have expired or been terminated and are no longer in effect, (ii) any Company Leases or (iii) any such agreements that, individually or in the aggregate, have not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole.
Section 4.18    Title to Properties.
(a)    Section 4.18(a) of the Company Disclosure Schedules sets forth a true, complete and correct description of all real property that is owned by the Company or one or more of its Subsidiaries (excluding any interest in real property owned or otherwise held by the Company or any of its Subsidiaries directly or indirectly as, or through, Investment Assets) (the “Company Owned Properties”). Except as, individually or in the aggregate, is not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, the Company or one or more of its Subsidiaries has good and valid title in each of such entity’s Company Owned Properties, free and clear of all Encumbrances, other than Permitted Encumbrances.
(b)    Except for matters that, individually or in the aggregate, are not and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice to the effect that there are any condemnation, expropriation, eminent domain or other Proceedings that are pending or, to the knowledge of the Company, threatened, with respect to any of the Company Owned Properties.
(c)    Except for matters that, individually or in the aggregate, are not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice of violation of any building or zoning regulations or any other Laws applicable to the operation of the Company Owned Properties, except where such noncompliance would not materially adversely affect the current use thereof or has been resolved.
(d)    The Company Owned Properties are supplied with all utilities and other public services, as applicable, in connection with the operation of the business as currently conducted, and have direct access to a public road or access through valid easement.
(e)    Each of the Company and each of its Subsidiaries has complied with the terms of all leases pursuant to which the Company or any of its Subsidiaries has a leasehold interest in any real property (excluding any leasehold interests held by the Company or any of its Subsidiaries, directly or indirectly, as or through its Investment Assets) (the “Company Leases”), and all such Company Leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, are not and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there are no unresolved disputes between the Company or any of its Subsidiaries and any landlord under the Company Leases, nor are there any pending claims or events of default or threats of any claims or events of default with respect to any Company Lease.
(f)    The buildings and improvements related to the Company Owned Properties are in good working and operating condition and in a state of good maintenance and repair (except for normal wear and tear and deferred maintenance), except as would not, individually or in the aggregate, have a material adverse effect on the use or operation of the applicable Company Owned Property.
Section 4.19    Material Contracts.
(a)    Except (x) as set forth in Section 4.19 of the Company Disclosure Schedules, (y) for Reinsurance Agreements and Insurance Contracts, and (z) except as expressly provided in Section 4.19(a)(ix), for contracts, agreements, instruments or commitments that relate to Investment Assets (including the disposition, custody or acquisition thereof), neither the Company nor any of its Subsidiaries is a party to or expressly bound by any agreement, lease, sublease, occupancy agreement, easement, license, contract, note, bond, mortgage, indenture or other legally binding obligation (including all written modifications and amendments thereto) (each, a “Contract”) that:
(i)    would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)    limits or restricts or purports to limit or restrict in any material respect, either the type or line of business in which the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company, may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions); provided, however, that with respect to any Person that controls, or is under common control with, the Company, this representation is limited to only those limitations or restrictions that apply to such Person because of such Person’s control of, or common control with, the Company;
(iii)    (A) is an indenture, loan or credit Contract, loan note, mortgage Contract or other Contract representing, or any guarantee of, Indebtedness for borrowed money of the Company or any Subsidiary of the Company in excess of $5,000,000, other than any Indebtedness between or among the Company and any of its Subsidiaries or (B) is a guarantee by the Company or any of its Subsidiaries of such Indebtedness of any Person other than the Company or a wholly-owned Subsidiary of the Company;
(iv)    limits or restricts the ability of the Company or any of its Subsidiaries to (A) declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests (B) pledge capital stock or (C) issue any guarantee of Indebtedness;
(v)    is a partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest, other than with respect to any wholly-owned Subsidiary of the Company;

(vi)    involves or could be reasonably likely to involve aggregate payments or receipts by or to the Company or any of its Subsidiaries in excess of $5,000,000 in any twelve month period;
(vii)    outsources any material function or part of the business of the Company or any of its Subsidiaries to any Person other than the Company or any Subsidiary thereof;
(viii)    is a Contract with any of the top ten Producers, by the gross premium volume produced by the Company or any of its Subsidiaries in respect of each such Producer for the year ended December 31, 2022;
(ix)    is an investment advisory, investment management agreement or arrangement to which the Company or any of its Subsidiaries is a party or under which any Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decisions on behalf of the Company or such Subsidiary with respect to the Investment Assets;
(x)    involves the settlement of any pending or threatened claim, action or Proceeding that requires (A) payment obligations after the date hereof in excess of $2,500,000 or (B) any material ongoing commitments, undertakings, requirements or restrictions on the Company or any of its Subsidiaries imposed by any Person or Governmental Entity, in each case other than claims settled under Insurance Contracts in the ordinary course of business and within applicable policy limits;
(xi)    (A) grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries or (B) obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;
(xii)    contains any continuing deferred payment or “earn-out” or similar obligations in connection with any acquisition or divestiture Contract that could result in payments in excess of $1,000,000 in the aggregate;
(xiii)    pursuant to which the Company or any of its Subsidiaries is restricted in its right to assert, use or register any material Company Intellectual Property, including coexistence agreements, settlement agreements, covenants not to sue or similar agreements or arrangements;
(xiv)    is a collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization;
(xv)    excluding Company Benefit Plans set forth on Section 4.15(a) of the Company Disclosure Schedules, has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member;

(xvi)    (A) relating to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of any material assets or properties of the Company or its Subsidiaries, other than any such Contracts that are no longer executory or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise; or
(xvii)    excluding Company Benefit Plans set forth on Section 4.15(a) of the Company Disclosure Schedules, contains any provision that provides for future material payment or performance of material services by the Company or any of its Subsidiaries that is conditioned on, or provides for any rights of termination, acceleration, modification, recapture or cancellation or causes an event of default as a result of, a change of control or the Transactions.
(b)    Each such Contract that is required to be described in clauses (i) through (xvii) above is referred to herein as a “Material Contract.” Each Material Contract is a valid and binding obligation of the Company or the Subsidiary that is party thereto, and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable by the Company or the applicable Subsidiary, in each case, subject to Creditors’ Rights, except as, individually or in the aggregate, is not and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract is in breach or violation of any provision of, or in default under, any Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that, individually or in the aggregate, are not and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole. True, complete and correct copies of each Material Contract have previously been made available to Parent.
(c)    Except as set forth in Section 4.19(c) of the Company Disclosure Schedules, as of the date hereof, neither the Company nor any of its Subsidiaries has received or sent written notice from or to, as applicable, any counterparty to a Material Contract to cancel, terminate or materially alter the rights or obligations under or not to renew any Material Contract.
Section 4.20    Intellectual Property and Data Privacy.
(a)    Section 4.20(a) of the Company Disclosure Schedules sets forth a true, complete and correct list of all patent, trademark and copyright registrations and pending applications for registration, and registered domain names, that are Company Intellectual Property. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or are licensed to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (in each case, free and clear of any material Encumbrances other than Permitted Encumbrances) and (ii) the Company Intellectual Property is valid and enforceable.
(b)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no claims are pending or, to the knowledge of the Company, threatened in writing (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.

(c)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, to the knowledge of the Company, (i) no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted (or as conducted since January 1, 2021) does not violate, misappropriate or infringe the Intellectual Property rights of any other Person.
(d)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company has taken commercially reasonable steps to prevent the unauthorized disclosure or use of its trade secrets and confidential information.
(e)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, with respect to the Systems, since January 1, 2021, (i) there has not been any malfunction, unplanned downtime or service interruption that has not been remedied, (ii) the Company and its Subsidiaries have implemented in a commercially reasonably timely manner all security patches, security upgrades or mitigating controls as reasonably necessary and that are generally available for the Systems in the Company or its Subsidiaries’ possession and control, (iii) the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures designed to avoid introduction of contaminants (e.g., any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry)) into the Systems that are in the possession and control of the Company or any of its Subsidiaries and (iv) other than as set forth in Section 4.20(e)(iv) of the Company Disclosure Schedules, there has been no breach of information security, cybersecurity incident (including ransomware of distributed denial of service attacks) or other unauthorized access to or use of such Systems that required notification under applicable Laws. The Company has implemented commercially reasonable security, back-ups, disaster recovery arrangements and hardware and software support and maintenance designed to minimize the risk of material error, breakdown, failure, or security breach occurring.
(f)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company does not use or distribute any Open Source Software in the Company Intellectual Property (i) in a manner that would grant any Person (other than the Company or any of its Subsidiaries) any rights or immunities under any Company Intellectual Property or (ii) under any license requiring the Company or any of its Subsidiaries to disclose or distribute any source code owned by the Company or its Subsidiaries to any Person.
(g)    Except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have complied in all material respects with all applicable Laws and with their own respective published privacy policies relating to the collection, storage, use, disclosure and transfer of any information held by the Company or its Subsidiaries that can reasonably be used to identify a natural person, including any information defined as “personal data” or “personally identifiable information” or the like under any applicable Law (“Personal Data”), and neither the Company nor any of its Subsidiaries has received a complaint from any Governmental Entity or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Data that is pending or unresolved, (ii) the Company and its Subsidiaries have not, since January 1, 2021, suffered a data breach that would require notification to any person or Governmental

Entity under applicable Laws and (iii) the Company and its Subsidiaries have maintained an information security program that includes commercially reasonable safeguards designed to protect the security, confidentiality and integrity of the Company’s information technology systems (including Personal Data in the Company’s possession and control).
Section 4.21    Permits. The Permits held by the Company and its Subsidiaries are valid and in full force and effect, except as, individually or in the aggregate, is not and would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and each of its Subsidiaries is, and since January 1, 2021 has been, in compliance with the terms and requirements of such Permits, except as, individually or in the aggregate, is not and would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2021, the Company has not received written notice regarding any actual, alleged or potential violation of, or failure to comply with, the terms or requirements of any such Permit, except for such defaults and violations that would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.22    Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC (the “Financial Advisor”), the fees and expenses of which will be paid by the Company pursuant to an engagement letter, a copy of which has been provided to Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with any of the Transactions (including the Merger) as a result of being engaged by the Company or any Subsidiary or Affiliate of the Company.
Section 4.23    Opinion of Financial Advisor. The Company Board has received the opinion of the Financial Advisor, dated the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the limitations, factors, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent, Merger Sub and their respective Affiliates) of the Shares pursuant to this Agreement is fair from a financial point of view to such holders of the Shares (the “Financial Advisor Opinion”).
Section 4.24    Insurance. Except as, individually or in the aggregate, is not and would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as the Company believes to be commercially reasonable. Except as, individually or in the aggregate, is not and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, all such insurance policies are in full force and effect, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.
Section 4.25    Rights Agreements; Takeover Statutes. The Company is not party to any shareholder rights agreement, “poison pill,” voting trust or similar anti-takeover agreement or plan. Assuming that the representations of Parent and Merger Sub set forth in Section 5.13 are true and correct, (i) the Company Board has taken all necessary action to render inapplicable to this Agreement and the Transactions (including the Merger) the restrictions on “business combination” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL and (ii) no other Takeover Law or any similar provision in the Company Charter or Company Bylaws applies to the Company with respect to this Agreement or the Merger or would be reasonably likely to restrict or prohibit the execution of this Agreement, each party performing its obligations or the consummation of the Transactions.
Section 4.26    Related Party Transactions. Except as set forth in Section 4.26 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Contract, transaction or arrangement with (a) any direct or indirect beneficial owner of 5% or more of the issued and outstanding shares of Company Common Stock, (b) any present or former director or officer of such Persons or (c) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (any Contract, transaction or other arrangement of the type described in this sentence, a “Related Party Transaction”), except for, in each case of clauses (a) through (c), employment agreements, other Company Benefit Plans, arrangements with directors and officers, and director and officer indemnity agreements, in each case made in the ordinary course of business, consistent with past practice.
Section 4.27    Actuarial Appraisal; Reserves.
(a)    The Company has delivered to Parent a true, complete and correct copy of the actuarial appraisal prepared by Milliman, dated April 21, 2023 and titled “Actuarial Appraisal of National Western Life Insurance Company and Affiliates as of September 30, 2022” (the “Actuarial Appraisal”). As of the date hereof, Milliman has not notified the Company or any of its Affiliates in writing that the Actuarial Appraisal is inaccurate in any material respect. The factual information and data provided by the Company and its Affiliates to Milliman expressly in connection with the preparation of the Actuarial Appraisal were (i) accurate and complete in all material respects as of the date provided, subject in each case to any limitations and qualifications contained in the Actuarial Appraisal, (ii) obtained from the books and records of the relevant Insurance Companies and N.I.S., as applicable, (iii) generated from the same underlying sources and systems that were utilized to prepare the Statutory Statements of the Insurance Companies and the N.I.S. Financial Statements, as applicable, for the relevant periods, and (iv) computed in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial principles. Except as set forth in Section 4.27(a) of the Company Disclosure Schedules, as of the date hereof, Milliman has not issued to the Company or its Affiliates any new or revised report with respect to the Insurance Companies or provided any errata with respect to the Actuarial Appraisal.
(b)    The Reserves of each Insurance Company contained in its Statutory Statements as of and for the annual periods ended December 31, 2020, 2021 and 2022, in each case: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such Statutory Statements), (ii) satisfied the requirements of all applicable Law in all material respects, except as otherwise noted in such Statutory Statements and notes thereto included in such Statutory Statements, (iii) were computed in all material respects on the basis of assumptions consistent with those used in computing the corresponding reserves in the Statutory Statements for the previous three fiscal years, except as otherwise noted in such Statutory Statements and (iv) have been based in all material respects on actuarial assumptions that produced reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with contract provisions.
Section 4.28    Reinsurance. Section 4.28 of the Company Disclosure Schedules sets forth a true, complete and correct list of all reinsurance agreements pursuant to which any Insurance Company cedes or assumes Reserves or other liabilities with any third party or Affiliate (each, a “Reinsurance Agreement”). The Company has made available to Parent a true, complete and correct copy of each Reinsurance Agreement in effect as of the date hereof. Each Reinsurance Agreement is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, and is enforceable against the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, in accordance with its terms (except in each case as may be limited by Creditors’ Rights). Each Insurance Company is entitled under SAP to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement, and all such amounts are reflected in the Statutory Statements. None of the Company or its Subsidiaries, as applicable or, to the knowledge of the Company, any of the other parties to any Reinsurance Agreement is in material default or material breach or has failed to perform any material obligation under any such Reinsurance Agreement, and, to the knowledge of the Company, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). To the knowledge of the Company, (i) no ceding company or reinsurer under any Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, and (ii) the financial condition of any such ceding company or reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, except in either case as, individually or in the aggregate, has not had a Company Material Adverse Effect. Except as disclosed in Section 4.28 of the Company Disclosure Schedules, no Reinsurance Agreement contains any provision permitting the reinsurer to increase premiums or rates without the prior written consent of the cedant party thereto. As of the date hereof, neither the Company nor any Subsidiary has received from any such reinsurer or other applicable counterparty any written notice to terminate cancel recapture or change the scope of rights and obligations under any Reinsurance Agreement. Except as disclosed in Section 4.28 of the Company Disclosure Schedules, there are no pending or, to the knowledge of the Company, threatened Proceedings with respect to any Reinsurance Agreement. Except as disclosed in Section 4.28 of the Company Disclosure Schedules, no Encumbrances (other than Permitted Encumbrances), collateral or security arrangements (including by means of a credit for reinsurance trust of letter of credit) has been created to or for the benefit of any ceding company under any Reinsurance Agreement.
Section 4.29    Producers.
(a)    Each of the Insurance Companies and, to the knowledge of the Company, each of the Producers are, and since January 1, 2021 have been, in connection with the Insurance Contracts, in compliance in all material respects with applicable Law, including all applicable Insurance Laws, regulating the marketing and sale of insurance policies and annuity contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions.
(b)    Except as, individually or in the aggregate, is not and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, and to the knowledge of the Company, (i) each Producer, at the time that such Producer sold or produced any Insurance Contract, was duly licensed, authorized and appointed (for the type of business sold or produced by such distributor) in the particular jurisdiction (whether U.S. or non-U.S.) in which such Producer sold or produced such business, and no such Producer violated any term or provision of applicable Law, including any applicable Insurance Law, in any material respect relating to the sale or production of such business, (ii) no Producer has breached the terms of any agency or broker Contract with any Insurance Company in any material respect or violated any applicable Law, including any applicable Insurance Law and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of any applicable Law, including any applicable Insurance Law, in connection with such Producer’s actions in his, her or its capacity as a distributor for the Insurance Contracts, and there exists no enforcement or disciplinary proceeding alleging any such violation.
Section 4.30    Investments.
(a)    The Company has made available to Parent a true, complete and correct list of all Investment Assets that were carried on the books and records of the Company and its Subsidiaries as of December 31, 2022. Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines, or as permitted or otherwise contemplated by this Agreement, after December 31, 2022, each of the Company and its Subsidiaries, as applicable, has good, valid and marketable title to all of the Investment Assets it purports to own, free and clear of all Encumbrances except Permitted Encumbrances.
(b)    Section 4.30(b) of the Company Disclosure Schedules sets forth a true, complete and correct copy, as of the date of this Agreement, of the Investment Guidelines. The Investment Assets, including the composition of the Investment Assets and, since January 1, 2021, all transactions involving Investment Assets, have complied in all material respects with, and the Company and its Subsidiaries have complied in all material respects with, the Investment Guidelines.
(c)    As of the date hereof, (i) except as, individually or in the aggregate, is not and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, and (ii) except as set forth in Section 4.30(c) of the Company Disclosure Schedules, neither the Company nor any Subsidiary has any funding obligations, capital commitments, note purchase commitments or any other commitments of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets, and, except as set forth in Section 4.30(c) of the Company Disclosure Schedules, there are no outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any Subsidiary may be subject upon or after the Closing.
Section 4.31    Insurance Business.
(a)    Except as, individually or in the aggregate, is not and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, the business of each Insurance Company has been conducted in compliance with applicable insurance Laws. In addition, except as set forth in Section 4.31(a) of the Company Disclosure Schedules and except as individually or in the aggregate, is not and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, (i) since January 1, 2021, no Insurance Regulator has alleged in writing that any Insurance Company has violated in any material respect any applicable insurance Laws or other Laws related to the sale, marketing, servicing or administering of Insurance Contracts, (ii) there is no pending or, to the Company’s knowledge, charge threatened in writing by any state (or applicable non-U.S.) insurance regulatory authority that any Insurance Company has violated, nor is there any pending nor, to the Company’s knowledge, investigation threatened in writing by any state (or applicable non-U.S.) insurance regulatory authority related to possible violations by any Insurance Company of any applicable insurance Laws or other Laws related to the sale, marketing, servicing or administering of Insurance Contracts, (iii) each Insurance

Company has been duly authorized by the relevant state (or applicable non-U.S.) insurance regulatory authorities to issue the Insurance Contracts of insurance in the jurisdictions in which it operates, and (iv) since January 1, 2021, each Insurance Company has, to the extent applicable, filed all material reports, forms, rates, notices and materials required to be filed by it with any state (or applicable non-U.S.) insurance regulatory authority. None of the Insurance Companies is subject to any order or decree of any insurance regulatory authority, and, as of the date hereof, no insurance regulatory authority has revoked, suspended or limited, or, to the Company’s knowledge, threatened in writing to revoke, suspend or limit, any license or other permit issued pursuant to applicable insurance Laws to any Insurance Company. None of the Insurance Companies has issued any Insurance Contract to any non-U.S. resident since January 1, 2019.
(b)    None of the Insurance Companies is commercially domiciled under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its jurisdiction of incorporation.
(c)    Neither the Company nor any of the Insurance Companies is subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable insurance Laws of general application.
(d)    Section 4.31(d) of the Company Disclosure Schedules contains a true, correct and complete list of all insurance certificates of authority and all other material approvals, authorizations, consents, franchises, licenses, permits, registrations, certificates, accreditations, qualifications, variances and similar rights to write and/or offer and sell insurance products issued to the Companies and Subsidiaries by any Insurance Regulator or other Governmental Entity (collectively, “Insurance Licenses”). Each Insurance License is in good standing and in full force and effect. Except as disclosed in Section 4.31(d) of the Company Disclosure Schedules, the Company and its Subsidiaries are, and since January 1, 2021, have been, in material compliance with the terms of the Insurance Licenses and no revocation, lapse, limitation, suspension or cancellation of any of the Insurance Licenses is pending or, to the knowledge of the Company, has been threatened. Other than the Insurance Companies, neither the Company nor any of its Subsidiaries conducts or has conducted the business of insurance or reinsurance in any respect.
(e)    The Company has made available to Parent true, complete and correct copies of (i) all material Insurance Holding Company System Act filings or submissions and any supplements or amendments thereto filed since January 1, 2021 by each Insurance Company with applicable Insurance Regulators and (ii) all material reports of examination (including financial, market conduct and similar examinations) of such Insurance Companies by any Insurance Regulator since January 1, 2021. All material deficiencies or violations noted in the examination reports described in clause (ii) of the preceding sentence, as of the date hereof, have been resolved to the reasonable satisfaction of the applicable Insurance Regulator that noted such deficiency or violation, in each case, except as, individual or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect.
Section 4.32    Insurance Contracts. Except as set forth in Section 4.31(e) of the Company Disclosure Schedules, since January 1, 2021, all benefits due and payable, or required to be credited, by or on behalf of each Insurance Company, on the Insurance Contracts in force on such dates have been paid or credited, as the case may be, in accordance with the terms of such Insurance Contracts under which they arose, and such payments or credits were not materially delinquent (x) except for such claims for which such Insurance Company or any Affiliate of such Insurance Company believed there was a reasonable basis to contest payment and (y) except as would not be, individually or in the aggregate, reasonably likely to be material to the Company, taken as a whole.
Section 4.33    Registered Broker-Dealer.
(a)    N.I.S. is, and since January 1, 2018 has been, the only Company Subsidiary registered, or required to be registered, as a broker-dealer under the Exchange Act or the applicable Law of any state. N.I.S. is, and at all times so required has been, (i) registered with the SEC as a broker-dealer under the Exchange Act and (ii) registered, licensed or qualified as a broker-dealer under the applicable Law of any state or other jurisdiction (other than the Exchange Act) that it is required to be registered, licensed or qualified. N.I.S. is, and at all times so required has been, a member in good standing of FINRA and any other Self-Regulatory Organization that would require membership or registration in connection with its activities and is in compliance in all material respects with all applicable rules and regulations of each such Self-Regulatory Organization.
(b)    The Company has made available to Parent a true, complete and correct copy of (i) the Uniform Application for Broker-Dealer Registration on Form BD of N.I.S., reflecting all amendments thereto that are in effect on the date hereof (“Form BD”); (ii) N.I.S.’s membership agreement with FINRA (iii) each Financial and Operational Combined Uniform Single Report (“Focus Report”) filed since January 1, 2021, and (iv) each other registration, report and material correspondence filed or submitted by N.I.S. with or to any Governmental Entity since January 1, 2021 and will deliver or make available to Parent such forms, registrations, reports and material correspondence as are filed or submitted from and after the date of the transaction contemplated by this Agreement and prior to the Closing. Each Form BD, Focus Report and other registration, report and form filed with or submitted to the SEC and/or FINRA since January 1, 2021 complied and complies in all material respects with the applicable requirements of the Exchange Act and any other applicable Laws.
(c)    Since January 1, 2021, N.I.S. has filed all regulatory reports, schedules, forms, registrations and other documents that it was required to file with any applicable Governmental Entity, together with any amendments required to be made with respect thereto (collectively, the “BD Regulatory Filings”), and has paid all fees and assessments due and payable in connection therewith. Since January 1, 2021, the information contained in N.I.S.’s BD Regulatory Filings was true, complete and correct in all material respects at the time of filing, and N.I.S. has made all material amendments to such BD Regulatory Filings as it is required to make under any applicable Law.
(d)    Since January 1, 2021, and except as would not be, individually or in the aggregate, reasonably likely to be material to N.I.S., none of N.I.S. or, to the Company’s knowledge, any of N.I.S.’s officers, directors, security holders, employees or “associated persons” (as such term is defined in the Exchange Act and the rules and bylaws of FINRA) who are individuals (“Associated Persons”) has received written notice of any proceeding, audit, sweep letter, examination or other inquiry by any Governmental Entity pending or, to the Company’s knowledge, threatened, against N.I.S. or against or involving any officer, director, security holder, employee or Associated Persons of N.I.S., as the case may be, and no examination or inspection has, to the knowledge of the Company, been started or completed for which no documentation has been made available to Parent. Neither N.I.S. nor, to the Company’s knowledge, any Person who is an Associated Person thereof as of the date hereof (i) is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer or (ii) is or has been subject to “statutory disqualification” within the meaning of Section 3(a)(39) of the Exchange Act, “heightened supervision” under the rules of FINRA, or any other restriction on its activities or future activities under applicable Law. There is no written finding or action pending or, to the Company’s knowledge, threatened, that would be reasonably likely to result in N.I.S. having its authorization to conduct business as a broker-dealer denied, suspended, revoked, not renewed or restricted or any Associated Person thereof becoming ineligible to act in such capacity or becoming subject to statutory disqualification, heightened supervision, censure or any other limitations on its activities, functions or operations as an Associated Person.
(e)    Neither N.I.S. nor, to the Company’s knowledge, any Associated Person of N.I.S. is subject to any order or action of any Governmental Entity that permanently enjoins such person from engaging in or continuing to engage in any activity involving or in connection with the activities of N.I.S. as now conducted that has not been disclosed in any Form BD or Form U-4 filed by N.I.S. prior to the date of this Agreement.
(f)    To Company’s knowledge, each of N.I.S.’s Associated Persons and independent contractors, who are required under applicable Law to be registered, licensed or qualified as a principal, a representative, an agent or a salesperson (or a limited subcategory thereof) of N.I.S. with any Governmental Entity are, and have been since January 1, 2021 (or such more recent date on which such Person first became associated with N.I.S.), duly registered as such and such registrations are and were, since January 1, 2021 (or such more recent date), in full force and effect, or are or were in the process of being registered as such within the time periods required by any Governmental Entity, as applicable, except as would not be, individually or in the aggregate, reasonably likely to be material to the Company, taken as a whole.
(g)    N.I.S. has adopted written supervisory procedures that are reasonably designed to achieve compliance, in all material respects under applicable Law, which have been in all material respects implemented pursuant to and in accordance with FINRA Rule 3120(a), and, since January 1, 2021, there has been no material non-compliance by N.I.S. or any of its directors, officers, employees or Associated Persons with respect to the foregoing requirements.
(h)    Except as set forth in Section 4.33(h) of the Company Disclosure Schedules and except as would not be, individually or in the aggregate, reasonably likely to be material to N.IS., no written customer complaints with respect to N.I.S. reportable to FINRA pursuant to FINRA Rule 4530 have been made, are pending, or, to the Company’s knowledge, are threatened, since January 1, 2021 through the date of this Agreement.
Section 4.34    Libbie Shearn Moody Trust. The Libbie Shearn Moody Trust (the “LSM Trust”) is a split-interest testamentary trust established in Texas. NWLSM Inc. irrevocably and unconditionally is legally and beneficially entitled to a one-eighth life interest in the LSM Trust during the natural lifetime of Mr. Robert L. Moody, Sr. (the “LSM Interest”) and to all amounts payable pursuant to such LSM Interest in accordance with the terms of the governing document of the LSM Trust. The Company has made available to Parent and Merger Sub true, complete and correct copies of the documents governing the Trust. Each assignment of the LSM Interest in the Trust was made lawfully in accordance with applicable Law and the terms of the governing document of the Trust. Section 4.34 of the Company Disclosure Schedules sets forth a true, complete and correct list of all of the life insurance policies issued to National Western Life in respect of Mr. Robert L. Moody, Sr. (the “LSM Life Insurance Policies”), and the Company has made available to Parent a true, complete and correct copy of each such life insurance policy in effect as of the date hereof. National Western Life is the named beneficiary and owner of each LSM Life Insurance Policy, with the exception of such portions thereof that were assigned by National Western Life to Mr. Robert L. Moody, Sr. on December 21, 1994. Each of the LSM Life Insurance Policies are in full force and effect, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by National Western Life thereunder. All premiums due under the LSM Life Insurance Policies on or prior to the date hereof have been paid. Any Reinsurance Agreement supporting the LSM Life Insurance Policies is in full force and effect, and cannot be terminated by any reinsurer other than for failure by the Company to pay the specified reinsurance premiums.
Section 4.35    Insurance Product-Related Taxes. Except (x) as set forth in Section 4.35 of the Company Disclosure Schedules or (y) as, individually or in the aggregate, is not, and would not be reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole:
(a)    The Tax treatment of each Insurance Contract is not, and, since the time of issuance (or subsequent modification), has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided by any of the Company and its Subsidiaries to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed or reasonably likely to qualify at the time of issuance (or subsequent modification). For purposes of this Section 4.35, the provisions of applicable Law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 817, 7702, and 7702A of the Code, any Treasury Regulations, and administrative guidance and judicial interpretations issued thereunder.
(b)    Since January 1, 2021, none of the Company and its Subsidiaries has entered into any agreement or has been involved in any discussions or negotiations with any Taxing Authority, or otherwise has requested relief from any Taxing Authority, regarding the failure of any Insurance Contracts currently in force to meet its intended Tax treatment.
(c)    None of the Company and its Subsidiaries remains a party to or has received written notice of any federal, state, local or foreign audits or other administrative or judicial Proceeding with regard to the Tax treatment of any Insurance Contracts currently in force, or of any claims by the purchasers, holders or intended beneficiaries thereof regarding the Tax treatment thereof, in each case, except for such matters that have been resolved.
(d)    None of the Company and its Subsidiaries is a party to any “hold harmless” or indemnification agreement or tax sharing agreement or similar arrangement under which it is liable for the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto) currently in force.
(e)    Since January 1, 2021, the Company and its Subsidiaries have complied with the reporting, withholding, and disclosure requirements under the Code that are applicable to the Insurance Contracts and, in particular, have reported distributions under such Insurance Contracts in compliance in all respects with applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.
(f)    No Insurance Contract is a “modified endowment contract” within the meaning of Section 7702A of the Code, except any Insurance Contract that is being administered as a “modified endowment contract” and with respect to which the policyholder either (i) has consented in writing to the treatment of such Insurance Contract as a “modified endowment contract” and has not acted to revoke such consent or (ii) was informed in writing about the treatment of such Insurance Contract as a “modified endowment contract.”
Section 4.36    No Additional Representations.
(a)    Except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or any other Transaction, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent, any of its Affiliates or any of its or their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or any other Transaction.
(b)    Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, any of its Affiliates or any of its or their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly provided in Article V or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company, any of its Affiliates or any of its or their respective Representatives or (ii) except for the representations and warranties made in Article V or any certificate delivered pursuant to this Agreement, any oral or written information presented to Company or any of its Affiliates or Representatives in the course of the negotiation of this Agreement or in the course of the Merger or any other Transaction.
(c)    Notwithstanding anything to the contrary in this Agreement or in any other agreement, document or instrument contemplated hereby, none of the Company, any of its Affiliates or any of their respective Representatives makes any representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the Transactions is intended or shall be construed to be a representation or warranty (express or implied) of the Company or any other Person, for any purpose of this Agreement or any other agreement, document or instrument to be delivered in connection with the Transactions, with respect to (i) the adequacy or sufficiency of the Reserves, (ii) the future profitability of the business or (iii) the effect of the adequacy or sufficiency of the Reserves on any “line item” or asset, liability or equity amount.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as disclosed in the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosure with respect to the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, notwithstanding the omission of a cross-reference to such other section or subsection):
Section 5.1    Corporate Existence and Power. Parent is an insurance company incorporated, validly existing and in good standing under the Laws of Arizona, and possesses the capacity to sue and be sued in its own name. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority required to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property or asset owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failures to be so qualified, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Parent Material Adverse Effect. Merger Sub is a direct, wholly-owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions. Parent has heretofore made available to the Company true, complete and correct copies of Parent’s articles of incorporation and bylaws and Merger Sub’s certificate of incorporation and bylaws, in each case, as currently in effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Organizational Documents.
Section 5.2    Corporate Authorization.
(a)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate powers of Parent and Merger Sub and, except for the adoption of this Agreement by Merger Sub’s sole stockholder approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate actions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub and is enforceable against each such Party in accordance with its terms, subject to Creditors’ Rights.
(b)    The Parent Board, on or prior to the date hereof, has approved this Agreement and the Transactions (including the Merger) and declared it advisable for Parent to enter into this Agreement and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Merger, on the terms set out in this Agreement. None of the foregoing resolutions of the Parent Board have been amended, rescinded or modified as of the date hereof.
(c)    The Board of Directors of Merger Sub has (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions (including the Merger), (iii) approved and declared advisable the execution, delivery and performance by Merger Sub of this Agreement and, subject to approval by Parent, the consummation of the Transactions (including the Merger), (iv) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption and (v) resolved to recommend that Parent adopt the Agreement and approve the Transactions (including the Merger) on the terms set out in this Agreement.
Section 5.3    Governmental Authorization. Except as set forth in Section 5.3 of the Parent Disclosure Schedules, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing, declaration or registration with, or notification to, or waiver from, any Governmental Entity other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act and (d) compliance with any applicable requirements of the Securities Act and (e) filings in respect of the approvals and prior written non-disapprovals from the Governmental Entities listed in Section 9.1(b)(ii) of the Company Disclosure Schedules.
Section 5.4    Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not, assuming compliance with the matters referred to in Section 5.3, (a) contravene or conflict with Parent’s articles of incorporation or bylaws or Merger Sub’s certificate of incorporation or bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any Permit or similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d), in each case that, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Parent Material Adverse Effect. The approval of the stockholders of Parent is not required by applicable Law to effect the Transactions (including the Merger).
Section 5.5    Financial Statements. The Parent has made available to the Company true, complete and correct copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Parent Statutory Statements”): (a) the unaudited annual statutory statement, including the schedules thereto, of the Parent as of and for the annual period ended December 31, 2022, as filed with the applicable Domiciliary Department of Insurance of the Parent, (b) the unaudited quarterly statutory statements of the Parent as of and for the quarterly period ended March 31, 2023, as filed with the Domiciliary

Department of Insurance the Parent and (c) the audited annual statutory financial statement, including the schedules thereto, of the Parent as of and for the annual period ended December 31, 2022, as filed with the applicable Domiciliary Department of Insurance of the Parent. The Parent Statutory Statements (i) were derived from the books and records of the Parent, (ii) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods presented, and (iii) present fairly, in all material respects, the statutory financial position and results of operations, cash flows, capital and surplus of the Parent as of their respective dates and for the respective periods covered thereby.
Section 5.6    Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will, (x) at the date the Proxy Statement or any such amendment or supplement thereto is filed with the SEC, (y) if applicable, at the date the Proxy Statement or any amendment or supplement thereto is mailed to the Company’s stockholders or (z) at the time of the Company Stockholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub in this Section 5.6 with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or its Representatives for inclusion or incorporation by reference in the Proxy Statement.
Section 5.7    Litigation. There is no Proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, Merger Sub or any of their respective Subsidiaries, or any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Parent Material Adverse Effect.
Section 5.8    Funds.
(a)    Assuming the satisfaction of each of the conditions set forth in Section 9.1 and Section 9.2, at the Effective Time, the net proceeds contemplated from the Financing, together with cash on hand and other available resources of Parent, will in the aggregate be sufficient to enable Parent to consummate the Transactions, including payment in cash of the Merger Consideration payable at the Effective Time, the aggregate amounts payable pursuant to the terms hereof to holders of the Company RSU Awards, Company PSU Awards and Company SAR Awards and all fees and expenses of the Company relating to the Transactions. Parent has not incurred any liabilities or obligations, and is not contemplating or aware of any liabilities or obligations, in either case, that would impair its ability to use such cash and available resources as contemplated in the immediately preceding sentence and pay in cash at the Effective Time the Merger Consideration payable at the Effective Time, the aggregate amounts payable pursuant to the terms hereof to holders of the Company RSU Awards, Company PSU Awards and Company SAR Awards and all fees and expenses of the Company relating to the Transactions.
(b)    Concurrently with the execution of this Agreement and as a material inducement to the Company’s entering into this Agreement, Parent has delivered to the Company true, complete and correct copies of:
(i)    the fully executed capital commitment letter, dated as of the date hereof (the “Capital Commitment Letter”), from Elliott Associates, L.P. and Elliott International, L.P. (collectively, the “Capital Investors”), (A) pursuant to which, subject to the terms and conditions set forth therein, the Capital Investors have committed to provide capital to Parent, directly or indirectly, in an amount up to the aggregate cash amounts described therein, the proceeds of which shall be used in part to consummate the Transactions (the “Capital Financing”) and (B) with respect to which the Company is named a third party beneficiary;
(ii)    the fully executed Project Essex Commitment Letter, dated as of the date hereof (the “Debt Commitment Letter”), by and among Prosperity Holding Company, a Delaware corporation and the 100% equity owner of Parent (“Borrower”), and the other parties thereto, pursuant to which, subject to the terms and conditions set forth therein, the Debt Financing Sources party thereto have committed to lend the amounts set forth therein, the proceeds of which shall be used in part to consummate the Transactions (the “Debt Financing” and together with the Capital Financing, the “Financing”); and
(iii)    the fully executed letter agreement, dated as of the date hereof (the “Financing Contribution Letter” and, and together with the Capital Commitment Letter and the Debt Commitment Letter, the “Commitment Letters”), from Borrower and an affiliate thereof to Parent, (A) pursuant to which, subject to the terms and conditions set forth therein, Borrower and such affiliate committed, to the extent applicable, to (1) borrow the funds contemplated by Section 5.8(b)(ii) under the Debt Financing, (2) accept the proceeds from the Capital Financing, including (if applicable) issuing the subordinated debt contemplated by the Capital Commitment Letter, and (3) contribute, transfer, assign and deliver to Parent the proceeds from the Debt Financing and Capital Financing, the proceeds of which shall be used in part to consummate the Transactions and (B) with respect to which the Company is named a third party beneficiary.
(c)    (x) No Commitment Letter has been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and (y) no commitment under a Commitment Letter has been withdrawn, terminated, repudiated, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement, except, in each case of clauses (x) and (y):
(i)    that the existence of “market flex” provisions contained in the fee letter referenced in the Debt Commitment Letter (the “Fee Letter”), a redacted copy of which Parent has delivered to the Company, shall not constitute an amendment or modification of the Debt Commitment Letter; and
(ii)    for any amendment, restatement, supplement or modification to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) that have not executed the Debt Commitment Letter as of the date hereof (it being understood and agreed that the commitments of the Debt Financing Sources party to the Debt Commitment Letter prior to such amendment, restatement, supplement or modification may be reduced in the amount of such additional party’s commitments).
(d)    As of the date hereof, except for the Commitment Letters and the Fee Letter, there are no other Contracts, side letters or other arrangements to which Borrower, Parent or Merger Sub is a party or by which Borrower, Parent or Merger Sub is bound relating to the availability, amount or conditionality of the Financing. As of the execution and delivery of this Agreement, each Commitment Letter is in full force and effect and is the legal, valid and binding obligation of Parent or Borrower, as applicable, and, to the knowledge of Parent, the other parties thereto, except as limited by Creditors’ Rights. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing (including any “market flex” provisions that are contained in the Fee Letter) under the Commitment Letters, other than as expressly provided in the Commitment Letters and the unredacted portion of the Fee Letter.
(e)    As of the date hereof:
(i)    to the knowledge of Parent, no event has occurred that would result in any breach of or a default (or an event that, with or without notice or lapse of time, or both, would be a breach or default) under the Commitment Letters; and
(ii)    to the knowledge of Parent, there is no reason that the full amount under the Commitment Letters will not be available to Parent on the Closing Date.
(f)    The Capital Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof as set forth therein.
Section 5.9    Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with any of the Transactions (including the Merger) as a result of being engaged by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, except for Persons whose fees and expenses will be paid by Parent or an Affiliate thereof.
Section 5.10    Regulatory Matters. Each of Parent, Merger Sub and their respective Affiliates are, and since January 1, 2021, have been, in compliance with all Laws, in each case, applicable to Parent, Merger Sub and their respective Affiliates, except as would not be reasonably likely to have a Parent Material Adverse Effect or materially prevent or materially delay or the consummation by the Parent or Merger Sub of the Transactions. Parent has not received any written notice from any Governmental Entity of, or has been charged with, any actual, alleged or potential violation of, or failure to comply with, any applicable Law, except for any violation that, individually or in the aggregate, is not, and would not reasonably be likely to have a Parent Material Adverse Effect. To the knowledge of Parent, there are no facts, events, or circumstances, involving or relating to Parent or any of its Affiliates that would be reasonably likely to prevent or delay the granting of any governmental approvals contemplated hereunder.
Section 5.11    Pending Transactions. None of Parent, Merger nor any of their Affiliates is party to any transaction pending or contemplated (a) to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or (b) otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation, in each case, that would, or would reasonably be likely to, (x) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consents, approvals, licenses, permits, orders, qualifications, authorizations of, or registrations or other actions by, or any filings with or notifications to, any Governmental Entity necessary to consummate the Transactions (including the Merger) or the expiration or termination of any applicable waiting period, (y) significantly increase the risk of any Governmental Entity entering a governmental order prohibiting the consummation of the Transactions or (z) materially delay the consummation of the Transactions (including the Merger).
Section 5.12    Ownership Structure. Section 5.12 of the Parent Disclosure Schedules set forth a correct and complete list of the ultimate control persons of Parent as of the date hereof, as accepted by the Arizona Department of Insurance. To Parent’s knowledge, the Arizona

Department of Insurance has not alleged that such structure fails to satisfy the requirements of the Arizona Department of Insurance.
Section 5.13    Ownership of Voting Stock. None of Parent or its “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). Neither Parent nor any of its “affiliates” or “associates” “owns” (or has “owned” in the past three years) any “voting stock” (as such terms are defined in Section 203 of the DGCL) or other securities of the Company or any option, warrants or other rights to acquire “voting stock” or other securities of, or other economic interests in, the Company.
Section 5.14    No Additional Representations.
(a)    Except for the representations and warranties made in this Article V or any certificate delivered pursuant to this Agreement, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or any other Transaction, and Parent and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article V or any certificate delivered pursuant to this Agreement, neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company, any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article V or any certificate delivered pursuant to this Agreement, any oral or written information presented to the Company, any of its Affiliates or any of its or their respective Representatives in the course of their due diligence investigation of Parent and Merger Sub the negotiation of this Agreement or in the course of the Merger or any other Transaction.
(b)    Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or Merger Sub or any of its or their respective Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledge that, except as expressly provided in Article IV or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or Merger Sub or any of its or their respective Affiliates or Representatives or (ii) except for the representations and warranties made in Article IV or any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent, Merger Sub or any of their respective Affiliates or Representatives in the course of the negotiation of this Agreement or in the course of the Merger or any other Transaction.

ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1    Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable Law or as set forth in Section 6.1 of the Company Disclosure Schedules, the Company and its Subsidiaries shall (x) conduct their business in the ordinary course consistent with past practice in all material respects and (y) use reasonable best efforts to preserve intact their business organization and, goodwill, to keep available the services of its current key officers and employees and preserve its present, material relationships with Governmental Entities and other key third parties, including customers, reinsurers, distribution, suppliers and other Persons with whom the Company and its Subsidiaries have business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable Law, or as set forth in Section 6.1 of the Company Disclosure Schedules, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, the Company will not, and will not permit its Subsidiaries to:
(a)    adopt or propose any change in the Company’s Organizational Documents or adopt or propose any change to the Organizational Documents of any of the Company’s Subsidiaries;
(b)    authorize, recommend, propose, enter into or adopt a plan or agreement of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(c)    offer, issue, sell, transfer, pledge, dispose of or Encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity or voting interests or ownership interests of any class or series of the Company or its Subsidiaries;
(d)    (i) adjust, split, combine, subdivide or reclassify the outstanding shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries, or (ii) set a record date for, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the capital stock or other equity voting interests or ownership interests (other than dividends or other distributions from its direct or indirect wholly-owned Subsidiaries to the Company in accordance with Section 6.1(d) of the Company Disclosure Schedules);
(e)    redeem, purchase or otherwise acquire directly or indirectly any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests of the Company or any of its Subsidiaries, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date hereof and disclosed to Parent prior to the date hereof, (ii) required by or in connection with the terms of any Company Benefit Plan (in each case, as in effect on the date hereof) in the ordinary course of the operations of such plan consistent with past practice or (iii) in satisfaction of any terms or conditions under a Company RSU Award, Company PSU Award or Company SAR Award;

(f)    make, commit to make or authorize any capital expenditures that are in excess of (i) 150% of the individual line items of, or (ii) 125% of the aggregate amount of capital expenditures scheduled to be made in, the capital expenditure budget set forth in Section 6.1(f) of the Company Disclosure Schedules for the period indicated therein; provided, however, that the Company and its Subsidiaries shall be permitted to make (x) emergency capital expenditures in any amount that the Company determines in its reasonable judgment is necessary to maintain its ability to operate its businesses in the ordinary course or for the safety of individuals, assets or the environment and (y) capital expenditures for maintenance purposes with respect to Investment Assets that are real estate;
(g)    except as required under applicable Law or the terms of any Company Benefit Plan existing and as in effect on the date hereof and set forth in Section 4.15(a) of the Company Disclosure Schedules, (i) increase the compensation or benefits of any current or former director, officer, employee or Individual Independent Contractor of the Company or its Subsidiaries, except for increases to base salary or annual rate of payment for any employee or Individual Independent Contractor, as applicable, other than a Covered Person of up to 4% per individual and no more than 4% in the aggregate relative to the aggregate base salaries or annual rates of payment for such individuals (other than the Covered Persons) as of the date hereof in the ordinary course of business consistent with past practice, (ii) enter into or adopt any employment, change in control, severance or retention agreement, or grant to any current or former director, officer, employee or Individual Independent Contractor of the Company or its Subsidiaries any severance, change in control, retention or termination pay, or any increase in or enhancement of any severance, change in control, retention or termination pay, except (1) for any such agreements or any such grants of severance or termination pay to an employee who has been hired to replace an employee with such an agreement or (2) for employment agreements or service agreements terminable without notice, payment of severance or penalty, in each case for a new employee or Individual Independent Contractor whose hire or engagement, as applicable, is otherwise in compliance with this Section 6.1, including Section 6.1(r), (iii) pay any incentive compensation, other than the payment of short-term bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice and the terms of the applicable Company Benefit Plan as in effect on the date hereof or modified in compliance with this Section 6.1, (iv) grant any new equity-linked award (under any Company Stock Plan or otherwise), or amend, enhance or modify the terms of any outstanding award (including pursuant to any action to accelerate the vesting or lapse of restrictions or payment, or to fund or secure the payment of, any compensation or benefits), (v) amend or modify any performance criteria, metrics or targets under any Company Benefit Plan if, as compared to those criteria, metrics or targets under any Company Benefit Plan in effect as of the date hereof, the performance criteria, metrics or targets would be reasonably likely to be materially more likely to be achieved than in the absence of such amendment or modification, (vi) establish, adopt, enter into or amend in any material respect any (1) except as otherwise in compliance with this Section 6.1, Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement) or (2) collective bargaining agreement or other agreement with a labor union, works council, trade union, labor association or other employee representative organization, (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (viii) loan or advance any money or other property to any current or former employee, director, officer or other individual service provider (other than routine advancement of business expenses in the ordinary course of business consistent with past practice);

(h)    (i) merge, consolidate, combine or amalgamate with any Person or (ii) acquire or agree to acquire (including by merging or consolidating with, or by purchasing) all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner any (A) business or Person or division thereof or (B) any other assets, in each case of clauses (A) and (B), for consideration in excess of $1,250,000 individually or $2,500,000 in the aggregate; provided, however, that clause (ii)(A) and clause (ii)(B) shall not apply to (x) investment portfolio transactions, including the acquisition of Investment Assets consistent with the Investment Guidelines or (y) transactions made in the ordinary course of business consistent with past practice with consideration not to exceed $5,000,000, individually or in the aggregate;
(i)    sell, lease, transfer, license, Encumber or otherwise dispose of any portion of its assets or property (which shall include any sale of any capital stock of any Subsidiary of the Company), other than (i) pursuant to existing agreements in effect prior to the execution of this Agreement that have been made available to Parent prior to the date hereof, (ii) dispositions of obsolete, surplus, or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (iii) transfers among the Company and its Subsidiaries, (iv) leases and subleases of real property owned or leased by the Company or its Subsidiaries, and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (v) sales of Investment Assets (including in connection with cash management or investment portfolio activities, including with respect to Investment Assets) consistent with the Investment Guidelines, (vi) sales or other dispositions of other assets in the ordinary course of business and not in excess of $5,000,000 in the aggregate, (vii) the grant of non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice or (viii) as may be required by applicable Law or any Governmental Entity or the NASDAQ, upon the advice of counsel, in order to permit or facilitate the consummation of the Transactions;
(j)    incur any Indebtedness, guarantee or assume any such Indebtedness of another Person, issue or sell warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than Indebtedness owing between or among the Company and any of its wholly-owned Subsidiaries incurred in the ordinary course of business consistent with past practice), other than (i) any Indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (ii) guarantees by the Company of Indebtedness of its wholly-owned Subsidiaries or guarantees by any Subsidiaries of Indebtedness of the Company, (iii) investment portfolio transactions (including with respect to Investment Assets) or borrowings consistent with the Investment Guidelines, (iv) letters of credit issued in the ordinary course of business in the insurance or reinsurance business of the Company or any of its Subsidiaries, or (v) any other incurrence, guaranty or assumption of Indebtedness so long as the aggregate amount thereof at any given time after the date hereof does not exceed $5,000,000;
(k)    (i) modify, amend, terminate, assign or waive any material rights under any Material Contract or Reinsurance Agreement or (ii) enter into any agreement that would constitute a Material Contract or Reinsurance Agreement if in effect on the date of this Agreement, in each case, other than in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement; provided, however, that nothing herein shall limit the Company’s or any of its Subsidiaries’ ability to enter into new Reinsurance Agreements or amend existing Reinsurance Agreements, in each case, (x) in connection with or as a result of loss events related to catastrophes or natural disasters or (y) enter into new or modify existing Reinsurance Agreements to provide for monthly or yearly renewable term (but not financing reinsurance), or similar reinsurance coverage; provided further that, for the avoidance of doubt, entering into any investment advisory or investment management agreement shall not be an action taken in the ordinary course of business consistent with past practice;
(l)    settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive any claims, other than with respect to the Company’s and its Subsidiary’s ordinary course claims activity, (x) in any such case (A) in an amount in excess of $1,250,000 individually (net the amounts reserved for such matters by the Company or any of its Subsidiaries or amounts covered by insurance) or (B) that imposes (1) any material obligation to be performed by, or (2) material restriction imposed against, the Company or any of its Subsidiaries following the Closing Date or (y) in the aggregate of all such cases, in an amount in excess of $2,500,000 (net the amounts reserved for such matters by the Company or any of its Subsidiaries or amounts covered by insurance);
(m)    except for any such change that is required by reason of a concurrent change in GAAP, SAP or applicable Law or by a Governmental Entity, make any material change in (i) underwriting, pricing, reserving, claims administration, investment, risk management, as applicable, in effect on the date hereof other than, any change made in the ordinary course of business consistent with past practice, (ii) financial accounting (other than any change for Tax purposes) methods, practices or principles used by the Company or any of its Subsidiaries, or (iii) the Investment Guidelines or any investment or hedging practice, guideline or policy, as applicable, in effect on the date hereof;
(n)    make any loan, capital contribution or advance to or investment in any other Person (other than (i) to the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice or (ii) consistent with the Investment Guidelines);
(o)    (i) make, revoke or amend any election relating to Taxes or change any of its Tax accounting periods, methods or procedures currently in effect, (ii) settle or compromise any Tax Proceeding, (iii) file any amended Tax Return or file any Tax Return in a manner inconsistent with past practice, (iv) settle any claim or assessment for any Taxes, (v) surrender any right to claim a refund of any Taxes, (vi) consent to any extension or waiver of the limitation period applicable to any Tax Proceeding, (vii) request any ruling in respect of Tax or (viii) enter into any closing agreement, in each case, except as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole;
(p)    (i) modify, amend, terminate, assign or waive any material rights under any Related Party Transaction or (ii) enter into any Related Party Transaction, in each case, other than in the ordinary course of business consistent with past practice with those Persons set forth in Section 6.1(p) of the Company Disclosure Schedules;
(q)    enter into a new business line outside of the existing business of the Company and its Subsidiaries;
(r)    (i) hire any Person to be an officer or employee of the Company or any of its Subsidiaries or engage any other Individual Independent Contractor to provide services to any Company or any of its Subsidiaries, other than the hiring of an employee or the engagement of any other Individual Independent Contractor who would not be a Covered Person (A) to fill a vacancy set forth in Section 6.1(r) of the Company Disclosure Schedules or (B) to replace any employee or any other Individual Independent Contractor other than a Covered Person who resigns or retires, whose employment or service is involuntarily terminated for cause (or otherwise lapses pursuant to a service contract), or whose employment or service is involuntarily terminated with the consent of the Parent, (ii) terminate the employment of (A) any Covered Person other than for cause or (B) any group of employees that would implicate notice requirements or other requirements under the WARN Act or otherwise effectuate a “plant closing,” “layoff” or any similar action under the WARN Act (as such terms are defined in the WARN Act) or (iii) waive the restrictive covenant obligations of any employee of the Company or any of its Subsidiaries;
(s)    (i) enter into any collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization or (ii) voluntarily recognize or certify any labor union, works council, trade union, labor association, other employee representative organization or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(t)    enter into any agreement or commitment with any Domiciliary Department of Insurance or any other insurance regulatory authority; or
(u)    authorize any of, or agree or commit to do, in writing or otherwise, any of the foregoing.
Section 6.2    Company Stockholder Meeting.
(a)    The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to set a record date for (in consultation with Parent), duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC. The Company shall, subject to Section 6.2(b), convene the Company Stockholder Meeting on or around the 20th Business Day following the commencement of the mailing of the Proxy Statement to its stockholders. The Company Board shall include the Board Recommendation in the Proxy Statement; provided, however, that the Company Board may fail to make such Board Recommendation or make a Change in Recommendation if permitted by, and in accordance with, Section 8.7. Without limiting the generality of the foregoing, but subject to Section 8.7 and the Company’s rights to terminate this Agreement under the circumstances set forth in Section 10.1, the Company agrees that its obligations pursuant to the first two sentences of this Section 6.2(a) or its other obligations under this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Competing Proposal or by any Change in Recommendation.
(b)    The Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided, however, that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, and shall at the request of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement, the distribution of which the Company Board has determined in good faith to be necessary under applicable Law after consultation with, and taking into account the advice of, outside legal counsel, (B) for an absence of a quorum, or (C) such adjournment, recess, reconvening or postponement is required by Law or a court or other Governmental Entity of competent jurisdiction in connection with any actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone or adjourn the Company Stockholder Meeting more than a total of three times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten Business Days. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall (x) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, (y) provide updates to Parent with respect to the proxy solicitation for the Company Stockholder Meeting (including interim results) as reasonably requested by Parent and (z) except as expressly permitted by Section 8.7, solicit and use reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.
Section 6.3    Resignation of Company Directors. The Company shall no later than three Business Days prior to the Closing Date, use reasonable best efforts to (a) cause each director of the Company to deliver a written resignation to the Company effective at the Effective Time and (b) as requested by Parent at least five Business Days prior to Closing, cause any applicable director or officer of any Subsidiary to deliver a written resignation to the applicable Subsidiaries with respect to the applicable director or officer positions (but, for the avoidance of doubt, not with respect to such Person’s employment with the Company or any of its Subsidiaries) effective at the Effective Time (in a form reasonably acceptable to Parent). Notwithstanding the foregoing, any such resignation (i) under clause (a) that results in any such Company non-employee director’s termination of service with the Company will be deemed to constitute an involuntary termination without “cause” as of the Effective Time, or (ii) under clause (b) that results in any such Subsidiary director’s or officer’s termination of or change in title or position, as the case may be, will be subject to Section 2.4 of the Company Disclosure Schedules. The form of each resignation contemplated by this Section 6.3 shall be acceptable to Parent in its reasonable judgment; provided, however, no such resignation shall include a release or similar provision.
Section 6.4    Access to Information. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms set forth in Article X, to the extent permitted by applicable Law, the Company will, during normal business hours and upon reasonable request, (a) give Parent and its Representatives, upon receipt of advance notice, reasonable access during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the offices, personnel, auditors, books and records of the Company and its Subsidiaries and personnel, documentation and information relating to the Company Owned Properties and Company Leases, (b) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its Representatives to reasonably cooperate with Parent and its Representatives in its investigation of the business of the Company and its Subsidiaries; provided, however, that such investigation shall not unreasonably interfere with the Company’s normal operations (it being understood and agreed that in no event shall any invasive or subsurface investigation or testing of any environmental media be conducted without the prior consent of the Company, such consent to be within the Company’s reasonable discretion); provided further that no such investigation shall affect any representation or warranty given by any Party hereunder. Notwithstanding the foregoing, the Company shall not be required to provide any information that it reasonably believes it may not provide to Parent by reason of any applicable Law, that constitutes information protected by attorney-client privilege or work product protection. The Company shall use its reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In no event shall Parent or its Representatives be entitled to conduct any invasive or intrusive sampling or testing of air, soil, subsurface strata, sediment, surface water, groundwater or any other materials at, on or under any of the Company Owned Properties or any real property leased by the Company or any of its Subsidiaries prior to the Closing. All information obtained by Parent pursuant to this Section 6.4 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement.
Section 6.5    Opinion of Financial Advisor. As soon as practicable on or after the date of this Agreement (and in any case no later than one day following the date of this Agreement), the Company will make available to Parent solely for informational purposes, a signed, true, correct and complete copy of the Financial Advisor Opinion (it being understood and agreed that the opinion is for the benefit of the Company Board and may not be relied on by Parent, Merger Sub or any of their respective Affiliates for any purpose).
Section 6.6    Financing Cooperation.
(a)    From and after the date hereof until the Closing or the earlier termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts, at Parent’s sole cost and expense, to provide such cooperation that is customary and reasonably requested by Parent in writing in connection with arranging and obtaining the Debt Financing, including:
(i)    participation, at reasonable times and places, in a reasonable number of meetings and due diligence sessions related to the drafting and negotiation of the documentation for the Debt Financing;
(ii)    cooperating with Parent and Merger Sub and their efforts to obtain surveys and title insurance and consents, in each case, as reasonably requested by Parent;
(iii)    taking all corporate, limited liability company, partnership or other similar actions reasonably necessary to permit the consummation of the Debt Financing, including the provisions of guarantees and the pledging of collateral so long as contingent upon the occurrence of the Closing;
(iv)    furnishing Parent and Merger Sub promptly, and in any event, at least six Business Days prior to the Closing Date, with all documentation and other information that Parent has requested in writing at least eight Business Days prior to the Closing Date that Parent has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and the Customer Due Diligence Requirement for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective July 11, 2016);
(v)    providing reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documents, including any credit agreement, notes, guarantees, pledge and security documents and other definitive agreements for the Debt Financing as may be reasonably requested by Parent or Merger Sub and subject to the occurrence of Closing; and
(vi)    arranging for the prepayment or repayment of any incurrence, guaranty or assumption of Indebtedness incurred pursuant to Section 6.1(j) (and the release and discharge of all related guaranties, liens and security interests), in each case, by providing to Parent customary pay-off letters and drafts of UCC-3 financing statements and other customary release and termination documents as may be reasonably requested.
(b)    Notwithstanding anything in this Agreement to the contrary,
(i)    nothing herein shall require the cooperation of other actions or efforts on the part of the Company or any of its Subsidiaries or any of the directors, officers, employees or agents of any of the foregoing in connection with the Debt Financing (including delivery or causing the delivery of any reliance letters or any certificate as to solvency or any other certificate in connection with the Debt Financing) to the extent it would be effective prior to the Closing or, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company and its Subsidiaries;
(ii)    none of the Company, any of its Subsidiaries or any of the directors, officers, employees or agents of any of the foregoing shall be required to pay any commitment or other similar fee, to incur any other liability or obligation or to enter into any Contract effective in connection with the Debt Financing prior to the Closing;
(iii)    none of the Company, any of its Subsidiaries or any of the directors, officers, employees or agents of any of the foregoing shall be required to take any action that could give rise to personal liability to any director, officer, stockholder, member, employee or agent of the foregoing that is not covered in full by directors and officers insurance covering such Person or by an indemnity from the Company or its Subsidiaries;
(iv)    nothing herein shall require the directors, managers or similar governing body of the Company or its Subsidiaries, prior to the Closing, to adopt resolutions approving or otherwise approve the Contracts pursuant to which the Debt Financing is made;
(v)    nothing herein shall require the Company to prepare stand-alone financial statements for any Subsidiaries of the Company or prepare financial statements that the Company has not historically prepared; and

(vi)    nothing herein shall require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or any Laws or result in a breach of, or default under, any contractual obligation or otherwise breach any of the Company’s representations, warranties, covenants or agreements under this Agreement.
(c)    Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, liabilities, fees and out-of-pocket costs and expenses (including reasonable, documented and invoiced fees and out-of-pocket costs and expenses of counsel) suffered or incurred by any of them in connection with any action taken by them pursuant to this Section 6.6 or otherwise arising from the Debt Financing, except to the extent such losses, liabilities, fees, costs and expenses arise out of (i) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, any of its Subsidiaries or any of their respective Representatives or (ii) information provided hereunder by any of the foregoing Persons.
(d)    Parent shall, promptly upon request of the Company, reimburse the Company and each of its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable, documented and invoiced fees and out-of-pocket costs and expenses of counsel) incurred by such Persons in connection with the cooperation required by this Section 6.6.
(e)    Notwithstanding anything herein to the contrary, the condition set forth in Section 9.2(a), as it applies in respect of the Company’s obligations under this Section 6.6, shall be deemed satisfied unless the Company is in Willful and Material Breach of its obligations under this Section 6.6 and such breach is a proximate cause of Parent not being able to obtain the Debt Financing.
ARTICLE VII
COVENANTS OF PARENT
Section 7.1    Director and Officer Liability.
(a)    Without limiting any other rights that any Indemnified Person may have pursuant to any Contract (including any employment agreement or indemnification agreement), under applicable Law or pursuant to the Company Charter and the Company Bylaws (each in effect as of immediately prior to the Effective Time) and the Organizational Documents of the Surviving Corporation and the Company’s Subsidiaries, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, on a joint and several basis, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, advisory director, officer or employee of the Company or of any of its Subsidiaries, or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries, as a director, advisory director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, advisory director, officer or employee of the Company or of any of its Subsidiaries, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, advisory director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, to the extent pertaining to any act or omission occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, on a joint and several basis, pay any expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 7.1(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure to so notify shall not relieve a Party from any obligations that it may have under this Section 7.1(a) except to the extent such failure materially and adversely prejudices such Party’s position with respect to such claims). Notwithstanding anything to the contrary in this Section 7.1, an Indemnified Person shall be entitled to the rights provided in this Section 7.1 only after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined that such Indemnified Person is not entitled to indemnification.
(b)    From and after the Effective Time, Parent shall not, and shall cause the Surviving Corporation and each of its Subsidiaries not to, amend, repeal or otherwise modify (x) any provision in the Company Charter and the Company Bylaws, in each case, in effect as of immediately prior to the Effective Time, any provision in any Contract of the Company or its Subsidiaries with any of their respective directors, advisory directors or officers in effect as of the date hereof and set forth in Section 7.1(b) of the Company Disclosure Schedules, (y) any provision in the Organizational Documents of the Surviving Corporation or (z) any provision in the Organizational Documents of any Subsidiary of the Company, in effect immediately prior to the Effective Time, in each case, in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation or expense advancement with respect to Indemnified Liabilities, except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any rights of any Indemnified Person to indemnification, expense advancement or exculpation with respect to Indemnified Liabilities under (1) any indemnification, exculpation and advancement of expenses provisions of the Company Charter, the Company Bylaws and Organizational Documents of any of the Company’s Subsidiaries as in effect as of immediately prior to the Effective Time or any Contract of the Company or its Subsidiaries with any of their respective directors, advisory directors, officers or employees in effect as of the date hereof and set forth in Section 7.1(b) of the Company Disclosure Schedules (2) any indemnification, expense advancement or exculpation provisions in the Organizational Documents of the Surviving Corporation and (3) any indemnification, expense advancement or exculpation provisions in the Organizational Documents of any Subsidiary of the Company in effect as of immediately prior to the Effective Time, in each case, for so long as such agreements are in effect and to the fullest extent permitted by applicable Law.
(c)    To the fullest extent permitted under applicable Law, Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, on a joint and several basis, indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 7.1, relating to the enforcement of such Indemnified Person’s rights under this Section 7.1; provided, however, that, any such Indemnified Person shall be entitled only to the rights of advancement provided in this Section 7.1(c) after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable law that such Indemnified Person is not entitled to be indemnified.
(d)    Parent shall cause the Surviving Corporation to, and the Company shall reasonably cooperate to, put in place effective as of the Effective Time, and Parent shall fully prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims reporting or discovery period of six years from the Effective Time with terms and conditions providing retentions, limits and other material terms that are no less favorable than the current directors’ and officers’ liability insurance and fiduciary liability policies maintained by the Company or any of its Subsidiaries with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time (including the Transactions); provided, however, that Parent may elect in its sole discretion, but shall not be required, to spend (or cause the Surviving Corporation to spend) more than the amount set forth in Section 7.1 of the Company Disclosure Schedules (the “Cap Amount”) for the six years of coverage under such “tail” policies; provided further that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase and obtain a policy with the greatest coverage available for a cost equal to such Cap Amount.
(e)    For the avoidance of doubt, the obligations of Parent, the Surviving Corporation and its Subsidiaries under this Section 7.1 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 7.1 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.1 applies shall be third-party beneficiaries of this Section 7.1, each of whom may enforce the provisions of this Section 7.1). The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, advisory directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to, or in substitution for, any such claims under any such policies.
(f)    In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume its obligations set forth in this Section 7.1. Neither Parent nor the Surviving Corporation shall sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary (whether by merger, consolidation, operation of law or otherwise) for the purpose of rendering Parent or Surviving Corporation unable to satisfy their obligations under this Section 7.1. The provisions of this Section 7.1 are intended to be for the benefit of, and shall be enforceable by, the Parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 7.1, and their heirs and representatives.

Section 7.2    Consent of Sole Stockholder of Merger Sub. Immediately after the execution of this Agreement (but in any event, no later than five Business Days after the date hereof), Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.
Section 7.3    Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 7.4    Parent’s Financing Efforts.
(a)    Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing in a timely fashion (taking into account the anticipated timing of the Closing) on terms and conditions not less favorable to Parent or Borrower than those contained in the Debt Commitment Letter and the Fee Letter (including any “market flex” provisions that are contained in the Fee Letter), including using reasonable best efforts to (i) maintain in effect the commitment for the Debt Financing set forth in the Debt Commitment Letter (subject to the right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Commitment Letter in accordance herewith), (ii) enter into definitive agreements with respect to the Debt Commitment Letter on terms and conditions no less favorable to Borrower than those contained in the Debt Commitment Letter and the Fee Letter (including any such “market flex” provisions contained in the Fee Letter), (iii) satisfy on a timely basis (taking into account the anticipated timing of the Closing) or obtain the waiver of all conditions applicable to Borrower contained in the Debt Commitment Letter (or any definitive agreements related thereto) that are within Borrower’s or Parent’s control and (iv) consummate the Debt Financing contemplated by the Debt Commitment Letter and the Fee Letter substantially concurrently with the Closing. Parent shall keep the Company informed upon request on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing.
(b)    If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter and the Fee Letter (including any “market flex” provisions that are contained in the Fee Letter) (other than as a result of the Company’s breach of any provision of this Agreement, or failure to satisfy the conditions set forth in Section 9.1(b) or Section 9.2), Parent will use its reasonable best efforts to arrange and obtain or cause to be arranged and obtained, the Debt Financing or such portion of the Debt Financing from the same or alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount such that the aggregate funds that would be available directly or indirectly to Parent at the Closing will be sufficient to pay its obligations hereunder due on the Closing Date (the “Alternative Financing”); provided, however, that Parent shall not be required to arrange or obtain, or cause to be arranged or obtained, any Alternative Financing having terms and conditions (including “market flex” provisions) materially less favorable to Parent or Borrower than those contained in the Debt Commitment Letter and the Fee Letter; provided further that Parent shall deliver to the Company true, complete and correct copies of all replacements, amendments, supplements, other modifications or agreements pursuant to which any Alternative Financing shall be made available to Parent or Borrower reasonably promptly after the time such replacements, amendments, supplements, other modifications or agreements are agreed (provided, however, that the existence and/or amount of fees, flex provisions, pricing terms, pricing caps and other commercially sensitive information set forth therein or in any fee letter may be redacted). In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing (and consequently the term “Financing” shall include the Capital Financing and the Alternative Financing), and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter with respect to such Alternative Financing (and consequently the term “Commitment Letters” shall include the Capital Commitment Letter, the Financing Contribution Letter and the commitment letter with respect to such Alternative Financing).
(c)    Other than as set forth in this Section 7.4(c) or Section 7.4(b), Parent will not permit any amendment, modification or waiver, consent, replacement or supplement (including an amendment or modification effected by way of a side letter) to be made to the Commitment Letters without obtaining the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), except in accordance with Section 7.4(b), or any amendment or modification contemplated by the “market flex” provisions included in the Fee Letter, to the extent such amendment, modification or waiver, consent, replacement or supplement would (i) reduce the aggregate amount of the Financing or (ii) impose new or additional conditions, or otherwise replace, amend, supplement or modify any of the conditions, to the receipt of the Financing, in each case, in a manner that would reasonably be expected to (A) make the funding of the Financing (or the satisfaction of the conditions to obtaining the Financing) less likely to occur or (B) delay or prevent the Closing. Upon any such replacement, amendment, supplement or other modification of, or waiver under, the Capital Commitment Letter or Debt Commitment Letter in accordance with this Section 7.4(c), the term “Capital Commitment Letter” or “Debt Commitment Letter,” as applicable thereto (and consequently the terms “Debt Financing,” “Capital Financing” and “Financing” shall mean the Capital Financing and the Debt Financing contemplated by such Commitment Letters as so replaced, amended, supplemented, modified or waived), shall mean such Capital Commitment Letter or Debt Commitment Letter as so replaced, amended, supplemented, modified or waived.
(d)    Each of Parent and Merger Sub expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Debt Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Alternative Financing, is in any manner a condition to the Closing or the obligations of Parent and/or Merger Sub to consummate the transactions contemplated hereby.
(e)    Parent shall (i) furnish the Company with complete, correct and executed copies of each amendment, supplement, waiver or other modification of the Commitment Letters promptly upon their execution, (ii) as promptly as practicable after obtaining knowledge thereof, give the Company written notice of (x) any breach or default or threatened breach or default, including the receipt of any written notice or other written communication from any Debt Financing Source with respect to any actual or threatened breach or default by any party to the Commitment Letters and/or any definitive financing agreements of which Parent becomes aware, (y) any actual or threatened withdrawal, repudiation or termination or threatened termination thereof of which Parent becomes aware or, in each case, any written notice or other written communication from any Debt Financing Source with respect to any of the foregoing or (z) the occurrence of any incurable event or circumstance that makes a condition precedent relating to the Financing unable to be satisfied by any party, (iii) notify the Company promptly if for any reason Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms described therein and (iv) otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Financing (or any Alternative Financing) including by providing the Company with drafts of the definitive agreements or offering memoranda, as applicable, relating to the Financing a reasonable period of time prior to their execution or use. As soon as reasonably practicable, but in any event within five Business Days following the date the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company in writing relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. In furtherance of and without limiting the foregoing, the event that Parent and/or Merger Sub commences an enforcement action to enforce its rights under any agreement in respect of the Debt Financing or to cause any Debt Financing Source to fund all or any portion of the Debt Financing, Parent and Merger Sub shall keep the Company reasonably informed of the status of such enforcement action.
ARTICLE VIII
COVENANTS OF PARENT AND THE COMPANY
Section 8.1    Regulatory Matters.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Merger Sub and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries, and in the case of Parent, cause the Parent Control Persons, to use) their respective reasonable best efforts to promptly take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, including using reasonable best efforts to (i) prepare and file promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain as soon as reasonably practicable all Consents required to be obtained from any Governmental Entity or third party that are necessary, proper or advisable to consummate the Merger and the other Transactions, including those consents set forth in Section 8.1(a)-1 of the Company Disclosure Schedules (the “Required Consents”), including, with respect to such Required Consents, by using reasonable best efforts to take such steps as may be necessary to avoid a Proceeding by, any Governmental Entity and (iii) cooperate with each other to lift any injunctions or remove any other impediment to the consummation of the Transactions. Except as may be expressly required by Law, it is expressly acknowledged and agreed by Parent that the obligations of Parent and Merger Sub under this Agreement to consummate the Transactions (including the Merger) are not subject to any conditions relating to obtaining any third-party consents other than the Required Consents. All filing fees to be paid in respect of the submission of the Form A Filings shall be borne by Parent. The Company and Parent shall have the right to review in advance, and each will consult the other to provide any necessary information with respect to all filings made with, or additional written materials submitted to, any Governmental Entity whose consent is a Required Consent in connection with the Merger or any other Transaction. Subject to applicable Law or any request made by any applicable Governmental Entity (including the staff thereof), the Company and Parent shall each promptly inform the other Party and, if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from or with any Governmental Entity whose consent is a Required Consent regarding the Merger and the other Transactions, and permit the other Party to review in advance any proposed communication by such Party to any Governmental Entity whose consent is a Required Consent and provide the other Party with the opportunity to participate in any meeting with any Governmental Entity whose consent is a Required Consent whether telephonic or in person, in respect of any filing, investigation or other inquiry in connection with the Transactions (other than non-substantive scheduling or administrative calls that are not scheduled in advance). If any Party receives a request for additional information or documentary material from any Governmental Entity whose consent is a Required Consent with respect to the Merger, then such Party shall use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. Subject to applicable Laws or any request made by any applicable Governmental Entity (including the staff thereof), the Company and Parent shall each furnish to each other copies of all correspondence, filings and written communications between it and any such Governmental Entity whose consent is a Required Consent with respect to this Agreement, the Merger and the other Transactions and use reasonable best efforts to furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity whose consent is a Required Consent; provided, however, that materials provided pursuant to this Section 8.1(a) may be redacted (w) to remove any personal information about any individual, (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual obligations and (z) as necessary to address reasonable legal privilege and work product protection concerns. Notwithstanding the foregoing, no Party shall be required to disclose to the other Party any of its or its’ Affiliates’ (or any Parent Control Person’s or Parent Related Person’s, in the case of Parent) confidential competitive information or any personally identifiable information of their respective directors, officers or other applicable individuals.
(b)    Without limiting the generality of the foregoing, (i) the Company shall, at its own expense (A) as promptly as practicable, but in no event later than 20 Business Days following the date hereof, cause N.I.S. to file or cause to be filed an application for approval of a change in ownership or control of N.I.S. under FINRA Rule 1017 with FINRA (the “FINRA CMA”) and request “Fast Track” treatment and (B) as soon as reasonably practicable, shall cause N.I.S. to file or cause to be filed notice or other filing with any applicable state securities authority, (ii) the Company and Parent shall submit the notifications required under the HSR Act relating to the Transactions within 20 Business Days of the date of this Agreement and shall prepare and file such other materials as may be required under any other applicable Antitrust Laws with respect to the Transactions in the jurisdictions set forth in Section 8.1(b) of the Company Disclosure Schedules as promptly as practicable, and (iii) Merger Sub and Parent shall, and shall cause their respective Subsidiaries, and in the case of Parent, cause the Parent Control Persons, to file or cause to be filed with the applicable Governmental Entities (A) the Form A Filings, (B) any pre-acquisition notifications on Form E or similar market share notifications, and (C) any declarations, filings and notifications necessary to obtain the other Required Consents, in each case, as promptly as practicable and, in any event, with respect to clauses (A) and (B) within 20 Business Days of the date of this Agreement. Prior to Closing, and subject to applicable Laws relating to the exchange of information, the Company and Parent shall use their reasonable best efforts each keep the other reasonably apprised of the status of matters relating to the completion of the Merger and the other Transactions and work cooperatively in connection with obtaining all Required Consents of any Governmental Entity in connection with the Merger and the other Transactions. If any Governmental Entity requires that a hearing be held in connection with any such filing or approval, Parent shall arrange for such hearing to be held promptly after it receives notice that such hearing is required.

(c)    Without limiting the applicability of Section 8.1(a), but subject in each case to Section 8.1(b) and Section 8.1(d), Parent shall, and shall cause each of its applicable Affiliates, Subsidiaries and the Parent Control Persons to, as applicable:
(i)    not take any action with the intention to, or that could be reasonably likely to, hinder or materially delay the expiration or termination of any waiting period under the HSR Act or the obtaining of the Required Consent of any Governmental Entity as necessary;
(ii)    each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person; and
(iii)    each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade Law that may be asserted by any Governmental Entity with respect to the Transactions (collectively, “Antitrust Laws”) so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date).
(d)    Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or the Parent Control Persons or Parent Related Persons or any of their respective Affiliates shall be obligated to take or refrain from taking, or to agree to Parent, Merger Sub, the Company or any of its Subsidiaries, the Parent Control Persons or Parent Related Persons or any of their respective Affiliates taking or refraining from taking, any action, or to permit or suffer to exist any restriction, condition, limitation or requirement, or to agree to any modification to any of the Agreement or to any of the transactions contemplated by any of the Agreement that, individually or together with all other such actions, restrictions, conditions, limitations or requirements, in each case, imposed by a Governmental Entity in connection with any permit, order, consent, approval or authorization (including any Required Consent or the Required Restructuring Transaction) relating to the consummation of the transactions contemplated by the Agreement, whether directly or indirectly, which individually or together with all other such limitations, actions, restrictions, conditions, limitations or requirements, would or would be reasonably likely to, (i) require, obligate or otherwise involve any action to be taken by, impose any restriction on Parent, Merger Sub, Company or any of its Subsidiaries or Parent Control Persons, or any of their respective Affiliates to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any assets or businesses or (B) contribute material capital or enter into any material guarantee, “keep well” or capital maintenance arrangements, maintain a material specified risk based capital restriction on behalf of such party or its Affiliates, (ii) require any material and adverse deviation from those “key terms” of the Parent’s business plan set forth in Section 8.1 of the Parent Disclosure Schedules, (iii) require, obligate or otherwise involve any action to be taken by, impose any restriction on, have any adverse effect on, or require any information disclosure of any Parent Related Person, other than identifying each of Elliott Associates, L.P., Elliott International, L.P., Elliott Intermediate Co-Investment I L.P. and Elliott Intermediate Co-Investment II L.P. as an investor in the Parent or (iv) require anyone other than the Parent Control Persons to file as the “ultimate control person” of Parent, Company or any of their Subsidiaries, or make any similar filing with any applicable insurance regulator (each, a “Burdensome Condition”). Without the prior written consent of Parent, the Company shall not (and shall cause its Subsidiaries not to) take any action or agree to the taking or refraining from any action or accept any limitation, action, restriction, condition or requirement that, individually or in the aggregate, would, or would be reasonably likely to, result in a Burdensome Condition.
Section 8.2    Preparation of Proxy Statement.
(a)    Each of the Company and Parent shall cooperate with each other in the preparation of the preliminary and the definitive Proxy Statement, including all amendments or supplements to the preliminary Proxy Statement. The Company shall prepare and file with the SEC the preliminary Proxy Statement (which shall, subject to Section 8.7, include the Board Recommendation) as promptly as reasonably practicable following the date of this Agreement (and in any event no later than 30 days following the date of this Agreement). The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the preliminary or definitive Proxy Statement. If any comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to such comments. Parent shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC (and in any event within five Business Days after such clearance), which clearance will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth day after filing the preliminary Proxy Statement that the SEC will not be reviewing the Proxy Statement, and all information required to be contained in the Proxy Statement has been included therein, the Company shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be mailed (including by electronic delivery if permitted) to its stockholders of record as of a record date reasonably established by the Company Board in accordance with applicable Law.
(b)    The Company shall make all necessary filings with respect to the Transactions (including the Merger) under the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. The Company will advise Parent, promptly after it receives notice thereof, of the time when any supplement or amendment to the Proxy Statement has been filed.
(c)    If at any time prior to, but not after, the receipt of the Company Stockholder Approval, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
(d)    Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company will (i) provide Parent with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall give reasonable consideration for inclusion in such document or response all comments reasonably and promptly proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 8.3    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other Party. Notwithstanding the foregoing, a Party, its Affiliates or their Representatives or, in the case of Parent, any Parent Related Persons or Parent Control Persons may issue a public announcement or other public disclosures or make a public statement without such consultation to the extent (a) required by applicable Law or the rules of any stock exchange upon which such Party’s or its Affiliates’ or, in the case of Parent, any Parent Related Persons’ or Parent Control Persons’ capital stock is traded but only if, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon or (b) such announcement, disclosure or statement is consistent with prior press releases issued or public statements made in compliance with this Section 8.3 or any communication plan or strategy previously agreed to in writing by Parent and the Company. Furthermore, nothing in this Section 8.3 requires the Company to consult with or obtain any approval from Parent with respect to a public announcement or press release issued in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Change in Recommendation, as applicable, other than as set forth in Section 8.7. For the avoidance of doubt, nothing in this Section 8.3 shall (x) prevent Parent, its Affiliates, any Parent Related Persons or Parent Control Persons or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions or (y) restrict disclosures of information by or on behalf of any Party or its respective Affiliates, or, in the case of Parent, any Parent Related Persons or Parent Control Persons, on the one hand, to their respective direct and indirect current or potential investors, Affiliates, financing sources and Representatives, on the other hand (so long as such disclosure has a valid business purpose and is effected in a manner consistent with customary practices (including, if applicable, private equity or hedge fund practices)).
Section 8.4    Employee Matters.
(a)    From and after the Effective Time, Parent shall, or shall cause the Company to, honor all Company Benefit Plans (including those compensation arrangements and agreements permitted by Section 6.1) in good faith in accordance with their respective terms. By entering into this Agreement, Parent hereby expressly assumes, from and after the Effective Time, the Company Benefit Plans set forth on Section 8.4(a) of the Company Disclosure Schedules. For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries at the Effective Time who continues to remain employed with the Company and its Subsidiaries (each, a “Company Employee”) (i) an annual base salary or hourly wage rate that is no less favorable than the annual base salary or hourly wage rate provided to the Company Employee immediately prior to the Effective Time, (ii) target annual cash and target long-term incentive compensation opportunities (excluding any change in control and retention or other non-recurring compensation) that are no less favorable than those provided to the Company Employee immediately before the Effective Time and (iii) other employee benefits (excluding long-term equity or equity-based compensation, defined benefit pension, nonqualified deferred compensation and post-employment welfare benefits) that are substantially comparable in the aggregate to those employee benefits (subject to the foregoing exclusions) provided to, in Parent’s discretion, either (or some combination of) (x) the Company Employee immediately before the Effective Time or (y) Parent’s (or its Affiliate’s) similarly-situated employees; provided, however, that for the avoidance of doubt, Parent shall be under no obligation to grant equity or equity-based awards to any Company Employee.
(b)    For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors, to the same extent such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or any post-employment welfare benefits or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall use reasonable best efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in each New Plan to the extent, and as of such time that is immediately prior to such Company Employee’s eligibility to participate in such New Plan, such Company Employee was eligible to participate in a Company Benefit Plan providing analogous benefits (such Company Benefit Plans, collectively, the “Legacy Plans”), (ii) for purposes of each New Plan providing medical, dental pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plans shall be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Legacy Plans and (iii) Parent shall use reasonable best efforts to cause any eligible expenses incurred by a Company Employee and his or her covered dependents during the portion of the plan year of each Legacy Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)    To the extent that the Company has not paid the entirety of the annual, quarterly or other short-term bonus or bonuses, as applicable, in respect of calendar year 2023 (the “Unpaid 2023 Bonus”) to an applicable Company Employee as of the Closing Date, then, at such time that is no later than 30 days following the Closing Date, the Company shall pay, or shall cause to be paid, the Unpaid 2023 Bonus (net of any applicable withholding Taxes or deductions required under the Code or any provision of state, local or foreign Law) to such Company Employee, subject to such Company Employee remaining employed by the Company or any of its Subsidiaries until the date (i) the date of such payment or (ii) in the event the employment of such Company Employee is terminated on or after December 31, 2023 without “cause” or is otherwise terminated in connection with the transactions contemplated by this Agreement (including, but not limited to, any required resignation of such Company Employee for such purposes), December 31, 2023, and such Company Employee participating in a Company Benefit Plan that provides the opportunity to earn such annual, quarterly or other short-term bonus, as applicable, in respect of calendar year 2023, it being understood that the amount of such Company Employee’s Unpaid 2023 Bonus shall be determined prior to the Closing Date by the Compensation Committee of the Company

Board, which determination shall otherwise be made in good faith consistent with the terms of the applicable Company Benefit Plan and, if applicable, award agreements, in each case as in effect immediately prior to the date hereof.
(d)    Nothing contained in this Section 8.4, express or implied, shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Parent or the Company or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, except as permitted by the terms of such plan, program, agreement, contract, policy or arrangement, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Parent or the Company or any of their respective Subsidiaries or Affiliates or (iv) limit the right of Parent or the Company or any of their respective Subsidiaries or Affiliates to terminate the employment or service of any employee or other individual service provider following the Closing at any time and for any or no reason.
(e)    Prior to making any broad-based written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to any compensation or benefit matters related to the Transactions, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication and the Company shall give reasonable consideration to any such comments.
Section 8.5    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 8.6    Notices of Certain Events; Control of Business.
(a)    From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article X, each of the Company and Parent shall promptly notify the other Party of:
(i)    any written notice or other written communication received by the notifying Party or any of its Affiliates or Representatives from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; and
(ii)    any Proceedings (A) commenced or, (B) to its knowledge, threatened against such Party or any of its Subsidiaries that relate to the consummation of the Transactions or that otherwise would have been required to have been disclosed pursuant to Section 4.13 (in the event that the Company is the notifying Party) or Section 5.7 (in the event that Parent is the notifying Party).
(b)    The Company shall give prompt notice to Parent of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be likely to have a Company Material Adverse Effect or would be reasonably likely to make the satisfaction of any of the conditions in Section 9.2 impossible or unlikely; and
(c)    Parent shall give prompt notice to the Company of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be likely to have a Parent Material Adverse Effect, or would be reasonably likely to make the satisfaction of any of the conditions in Section 9.3(a) and Section 9.3(b) impossible or unlikely;
provided, however, that no such notification required by subparagraph (a), (b) or (c) above (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.
(d)    Prior to the Effective Time, the Company shall exercise, subject to and in accordance with the terms and conditions of this Agreement, complete control and supervision of the Company’s and its Subsidiaries’ operations.
Section 8.7    No Solicitation by the Company.
(a)    From and after the date of this Agreement, the Company will, and will cause the Company’s Subsidiaries to, and will use its reasonable best efforts to cause its and their respective officers, directors and other Representatives to, immediately cease, and cause to be terminated, any solicitations, encouragement, discussions or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or any of its or their respective Representatives with respect to any inquiry, proposal or offer that constitutes, or would be reasonably likely to lead to or result in, a Competing Proposal. The Company shall promptly (and in any event within two Business Days after the date of this Agreement) deliver a written notice to each Person that has received non-public information regarding the Company within the 24 months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction (as provided in the terms of the applicable confidentiality agreement) of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person. The Company will immediately terminate any physical and electronic data access previously granted to any such Person to diligence or other information regarding the Company or any of its Subsidiaries for purposes of evaluating any transaction that could be a Competing Proposal.
(b)    From and after the date of this Agreement, the Company will not, and will cause the Company’s Subsidiaries not to, and will direct its and their respective Representatives not to, directly or indirectly:
(i)    initiate, solicit, propose or knowingly encourage or knowingly facilitate the submission of any inquiry or the making of any proposal or offer that constitutes, or would be reasonably likely to lead to or result in, a Competing Proposal;
(ii)    engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of a Competing Proposal or any inquiry, proposal or offer that would be reasonably likely to lead to or result in a Competing Proposal;

(iii)    furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Competing Proposal or any inquiry, proposal or offer that would be reasonably likely to lead to or result in a Competing Proposal;
(iv)    approve, adopt or enter into any letter of intent or agreement in principle or other agreement providing for or relating to a Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 8.7(e)(ii));
(v)    take any action to make the provisions of any Takeover Law or any similar provision in the Company Organizational Documents inapplicable to any transactions contemplated by a Competing Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any revocable or terminable waiver that may have been heretofore granted to any Person other than Parent and Merger Sub under any such provisions);
(vi)    submit any Competing Proposal to a vote or consent of the stockholders of the Company; or
(vii)    propose or recommend publicly or agree or otherwise resolve to do any of the foregoing;
provided, however, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal that did not result from a material breach of this Section 8.7, request information reasonably necessary to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes, or is reasonably likely to lead to or result in, a Superior Proposal and (B) in response to an inquiry or proposal from a third party, inform a third party or its Representatives of the restrictions imposed by the provisions of this Section 8.7 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).
(c)    In the event that on or after the date of this Agreement, the Company receives a Competing Proposal or any request for information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company in connection with or response to a Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Competing Proposal, the Company will (i) promptly (and in no event later than 24 hours after receipt thereof) notify (which notice shall be provided orally and in writing and shall identify the Person making such Competing Proposal or request and set forth the material terms thereof) Parent thereof, (ii) keep Parent reasonably and promptly (and in no event later than 24 hours) informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Competing Proposal or request and (iii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to Parent unredacted copies of all material correspondence and written materials (regardless of whether electronic) sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries of any material oral communications relating to the terms and conditions thereof.

(d)    Except as permitted by Section 8.7(e), the Company Board, including any committee thereof, agrees it shall not:
(i)    withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Board Recommendation;
(ii)    fail to include the Board Recommendation in the Proxy Statement (including when filed with the SEC or disseminated to the Company’s stockholders);
(iii)    adopt, approve, endorse or recommend, or publicly propose or announce any intention to adopt, approve, endorse or recommend, any Competing Proposal;
(iv)    publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 8.7(e)(ii)) relating to a Competing Proposal (an “Alternative Acquisition Agreement”);
(v)    in the case of a Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Shares (other than by Parent or an Affiliate of Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) ten business days (as such term is used in Rule 14d-9 under the Exchange Act) after commencement of such tender offer or exchange offer and (B) three Business Days prior the date of the Company Stockholder Meeting (or promptly after the commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Company Stockholder Meeting);
(vi)    if a Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing subparagraph (v)) and has not been withdrawn, fail to publicly reaffirm the Board Recommendation on or prior to the earlier of (A) five Business Days after Parent so requests in writing and (B) three Business Days prior the date of the Company Stockholder Meeting (or promptly after the announcement or disclosure of such Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Company Stockholder Meeting) (it being understood that the Company will not be obligated to affirm the Board Recommendation on more than two occasions with respect to any Competing Proposal); or
(vii)    authorize, cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing subparagraphs (i) through (vi), a “Change in Recommendation”).
(e)    Notwithstanding anything in this Agreement to the contrary:
(i)    the Company Board may, after consultation with the Company’s outside legal counsel, make such disclosures as the Company Board thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and such other public disclosures as the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, that (x) any such disclosure that relates to a Competing Proposal shall be deemed to be a Change in Recommendation unless the Company Board reaffirms the Board Recommendation in such disclosure and (y) this Section 8.7(e)(i) shall not be deemed to permit the Company Board to make a Change in Recommendation other than in accordance with Section 8.7(e)(iii) or Section 8.7(e)(iv).
(ii)    at any time prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Section 8.7(b)(ii) or Section 8.7(b)(iii) (and may solicit, propose, encourage, or facilitate any inquiry or the making of any proposal or offer with respect to such Competing Proposal or any modification thereto) with any Person if the Company receives a bona fide written Competing Proposal from such Person that was not solicited in material breach of the obligations set forth in this Section 8.7; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 8.7(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its legal counsel, (B) that any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly after (and in any event within 24 hours after)) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Competing Proposal is, or is reasonably likely to lead to or result in, a Superior Proposal, and (D) prior to taking any such actions, the Company Board determines in good faith after consultation with the Company’s outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law.
(iii)    at any time prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Competing Proposal from a third party that was not solicited in material breach of the obligations set forth in this Section 8.7, the Company Board may effect a Change in Recommendation or may terminate this Agreement pursuant to Section 10.1(d)(i); provided, however, that such Change in Recommendation or termination may not be made unless and until:
(A)    the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such Competing Proposal is a Superior Proposal;
(B)    the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to effect a Change in Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;
(C)    the Company provides Parent written notice of such proposed action and the basis thereof at least four Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and include the identity of the offeror(s) and an unredacted copy of the relevant documents relating to the Competing Proposal;
(D)    after giving such notice and prior to effecting such Change in Recommendation or termination, the Company negotiates (and directs its officers, employees, financial advisor, outside legal counsel and other Representatives to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would obviate the need for the Company Board to effect a Change in Recommendation or terminate this Agreement pursuant to Section 10.1(d)(i) in response thereto; and
(E)    at the end of the four Business Day period, prior to taking action to effect a Change in Recommendation or terminate this Agreement pursuant to Section 10.1(d)(i), the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that the Competing Proposal remains a Superior Proposal and, after consultation with outside legal counsel, that the failure to effect a Change in Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, however, that in the event of any material amendment or material modification to any Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Superior Proposal, such as terms with respect to price or financing, shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 8.7(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 8.7(e)(iii) shall be reduced to two Business Days; provided further that any such new written notice shall in no event shorten the original four Business Day notice period; and
(iv)    at any time prior to, but not after, the receipt of the Company Stockholder Approval, in response to an Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, the Company Board may effect a Change in Recommendation; provided, however, that such a Change in Recommendation may not be made unless and until:

(A)    the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that an Intervening Event has occurred;
(B)    the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to effect a Change in Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;
(C)    the Company provides Parent written notice of such proposed action and the basis thereof at least four Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Intervening Event and the reasons for making the Change in Recommendation;
(D)    after giving such notice and prior to effecting such Change in Recommendation, the Company negotiates (and causes its officers, employees, financial advisor, outside legal counsel and other Representatives to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would obviate the need for the Company Board to effect a Change in Recommendation in response thereto; and
(E)    at the end of the four Business Day period, prior to taking action to effect a Change in Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing, and determines in good faith after consultation with the Company’s outside legal counsel, that the failure to effect a Change in Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, however, that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 8.7(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 8.7(e)(iv) shall be reduced to two Business Days; provided further that any such new written notice shall in no event shorten the original four Business Day notice period.
(f)    The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party and shall enforce the provisions of any such agreement; provided, however, that, notwithstanding any other provision in this Section 8.7, at any time prior to, but not after, the receipt of the Company Stockholder Approval, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, the Company may waive any such “standstill” or similar provision to the extent necessary to permit a third party to make a Competing Proposal, on a confidential basis, solely to the Company Board and communicate such waiver to the applicable third party; provided further that (x) the Company must promptly provide Parent with written notice at least two Business Days prior to taking such action and (y) concurrently with and automatically upon taking such action, Parent and its Affiliates shall be released from any standstill provisions applicable to Parent and its Affiliates (including under Section 8 of the Confidentiality Agreement), all of which standstill provisions shall terminate and be of no further force and effect as of such time.
(g)    Notwithstanding anything to the contrary in this Section 8.7, any action, or failure to take action, that is taken by a director, officer or other Representative of the Company or any of its Subsidiaries in violation of this Section 8.7 shall be deemed to be a breach of this Section 8.7 by the Company.
Section 8.8    Takeover Statutes. None of the Parties will take any action that would cause the Transactions (including the Merger) to be subject to requirements imposed by any Takeover Laws or any anti-takeover provision in the Company’s Organizational Documents, and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or minimize the impact on the Transactions by, the Takeover Laws or any anti-takeover provision in the Company’s Organizational Documents, in each case that purport to apply to this Agreement or the Transactions (including the Merger).
Section 8.9    Section 16(b). The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, to the extent necessary, take appropriate action, prior to the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares (including derivative securities with respect to Shares), Company RSU Awards, Company PSU Awards or Company SAR Awards or in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company shall provide Parent with a reasonable opportunity to review any resolutions or other documents in respect of the actions described in this Section 8.9 and will give reasonable consideration to any reasonable comments that are promptly provided by Parent in respect thereto.
Section 8.10    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock and other securities of the Company pursuant to the Exchange Act as promptly as practicable after such delisting.
Section 8.11    Transaction Litigation. Subject to applicable Law, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any stockholder demands, litigations, arbitrations or other similar actions (including derivative claims) commenced or, to the knowledge of the Company or Parent, threatened against any Party hereto or any director or officer thereof relating to this Agreement or any of the Transactions (collectively, the “Transaction Litigation”) and shall keep each other promptly and reasonably informed regarding any Transaction Litigation. Subject to applicable Law, the Company and

Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, at each Party’s sole cost and expense, and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation. The Company and Parent shall afford each other a reasonable opportunity to review and comment on filings and responses with respect to such Transaction Litigation and shall reasonably consider each other’s advice with respect to such Transaction Litigation, but only if it is not reasonably determined by either of the Parties, upon the advice of counsel, that doing so could result in the loss of the ability to successfully assert attorney-client, work product or similar legal privileges. Subject to applicable Law, none of the Company, Parent or any of their respective Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent or the Company, as applicable (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Parent shall not be obligated to consent to any settlement that does not include a full release of Parent and its Affiliates or that imposes equitable relief upon Parent or its Affiliates (including, after the Effective Time, the Company and its Subsidiaries), and, if applicable, Parent Control Persons and Parent Related Persons.
Section 8.12    Transition Committee. Between the date hereof and the Closing, in accordance with applicable Law, Representatives of the Company and Parent shall convene a working group that shall meet at regular intervals to discuss any relevant transition matters, including a plan for communications with the Company’s employees, policyholders, agents and Producers. In furtherance of the foregoing, Parent and the Company will consult with each other before the Company issues any material communication with respect to this Agreement or the Transactions to its employees, policyholder, agents or Producers, and shall not make any such material communication without the prior written consent of Parent.
Section 8.13    Investment Assets. The Company shall, or shall cause its applicable Subsidiaries to, deliver to Parent, as soon as practicable (but in no event later than 25 Business Days following the end of each calendar month), a summary report of (a) all Investment Assets (other than real estate) owned by the Company or any of its Subsidiaries as of such month end, and if available, the market value thereof as of such month end, (b) all Investment Assets that are real estate owned by the Company or any of its Subsidiaries as of such month end and the carrying values thereof as of such month end as determined on a basis consistent with the Company’s current practices with respect to its real estate (and, if there has been any third party appraisal or report completed and delivered to the Company during such month that speaks to the value of any particular real estate property, such information will be included in the report for that month), (c) all Investment Assets sold or otherwise disposed of during the preceding month, (d) all Investment Assets purchased by the Company or any of its Subsidiaries during the preceding month and (e) all Investment Assets that are in arrears or breach or default in the payment of principal or interest or dividends or are, or should be, classified as non-performing, non-accrual, ninety days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or are permanently impaired to any extent; provided, however, that such monthly summary report shall not include a current expected credit losses (a “CECL”) analysis with respect to any of the Investment Assets; provided further that a summary CECL analysis on the applicable Investment Assets will be delivered by the Company (or its applicable Subsidiaries) to Parent as soon as practicable (but in no event later than 25 Business Days following the end of each fiscal quarter). From and after the date hereof until the Closing, the Company shall cause the applicable executives or managers having primary responsibility for Investment Assets to consult with Representatives of Parent as reasonably requested in writing, not to exceed once per month, with respect to such matters, including future planned or potential sales and purchases of Investment Assets and the treatment of any impaired or potentially impaired Investment Assets.
Section 8.14    Financial Information. From the date hereof through the Closing, the Company shall make available to Parent (i) within 45 days following the end of each calendar quarter other than the last calendar quarter of any calendar year, the unaudited statutory statements of each Insurance Company, in each case together with the exhibits, schedules and notes thereto and as filed with the applicable Domiciliary Department of Insurance for such Insurance Company, (ii) (A) within 60 days following the end of each calendar year, the unaudited annual statutory statements of each Insurance Company, in each case together with the exhibits, schedules and notes thereto and as filed with the applicable Domiciliary Department of Insurance for such Insurance Company, and (B) soon as practicable, but in any event on or prior to June 1st following each calendar year that is completed prior to the Closing Date, commencing with the calendar year ended December 31, 2023, the audited annual statutory financial statements of each Insurance Company, as of and for the end of such year, together with the report of each such Insurance Company’s independent certified public accountant, and in each case together with the exhibits, schedules and notes thereto and as filed with the applicable Domiciliary Department of Insurance for such Insurance Company, and (iii) within 75 days following the end of each calendar year, the separate audited GAAP financial statements, if prepared, or if not prepared, the unaudited annual GAAP financial statements of each of the Company Subsidiaries, in each case, as of and for such calendar year together with the exhibits, schedules and notes thereto, and (iv) as promptly as reasonably practicable following the preparation thereof, any amendments or errata to the Actuarial Appraisal.
Section 8.15    Certain Actions. Prior to the Closing, the Company and Parent shall, and shall cause each applicable Affiliate to, cause the actions contemplated by Section 8.15 of the Parent Disclosure Schedules to occur at the times and in the manner specified therein.
Section 8.16    Restructuring Transactions. Section 8.16 of the Parent Disclosure Schedules contemplates certain actions or transactions to be consummated (such actions and transactions, collectively, the “Required Restructuring Transaction”), and Parent and Merger Sub shall take the actions contemplated thereby to consummate the Required Restructuring Transaction expeditiously. Following the date hereof until the Closing, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate and use their respective reasonable best efforts to assist Parent and its Affiliates with such Required Restructuring Transaction, including cooperating with Parent and its Affiliates’ efforts to communicate with Governmental Entities with respect to such Required Restructuring Transaction, and prepare and make any filings required for Parent to obtain any approval in respect of the Required Restructuring Transaction on behalf of the Company or any of its Subsidiaries, and providing such other information as is reasonably requested by Parent and its Affiliates in connection therewith as may be requested by Parent.
ARTICLE IX
CONDITIONS TO THE MERGER
Section 9.1    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver in writing) of the following conditions:
(a)    the Company Stockholder Approval has been obtained in accordance with applicable Law and the Organizational Documents of the Company;
(b)    (i) the applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) the approvals and prior written non-disapprovals from the Governmental Entities listed in Section 9.1(b)(ii) of the Company Disclosure Schedules have been obtained, in each case, in the case of Parent and Merger Sub, without the imposition of a Burdensome Condition; and

(c)    there shall not have been issued by any Governmental Entity having jurisdiction of any Party, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the consummation of the Merger, nor shall any Law be in effect that has been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Entity having jurisdiction of any Party that prohibits or makes illegal the consummation of the Merger.
Section 9.2    Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver in writing) before the Closing of the following conditions:
(a)    the Company shall have complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Closing;
(b)    the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate Authorization), Section 4.4(a) (Non-Contravention with Company Charter or Company Bylaws), Section 4.6(b) (Subsidiaries), Section 4.22 (Brokers; Financial Advisors), Section 4.23 (Opinions of Financial Advisor) and Section 4.25 (Takeover Statutes), shall be true and correct in all material respects (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
(c)    (i) the representations and warranties of the Company set forth in Section 4.5 (Capitalization) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) (other than De Minimis Inaccuracies) and (ii) the representations and warranties of the Company set forth in and Section 4.11(b) (No Company Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
(d)    the representations and warranties of the Company set forth in Article IV (other than those referred to in subparagraphs (b) and (c) above) shall be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect;
(e)    Since the date of the Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, and would not be reasonably likely to have, a Company Material Adverse Effect;

(f)    The Required Restructuring Transaction has been approved and consummated in accordance with applicable Law and by the applicable Insurance Regulators.
(g)    Parent and Merger Sub shall have received a certificate of the Company, executed on its behalf by an authorized officer of the Company, certifying that the conditions set forth in subparagraphs (a), (b), (c), (d) and (e) of this Section 9.2 have been satisfied; and
(h)    No Burdensome Condition shall have been imposed.
Section 9.3    Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver in writing) before the Closing of the following conditions:
(a)    Parent shall have complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Closing;
(b)    the representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Parent Material Adverse Effect; and
(c)    The Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in subparagraphs (a) and (b) of this Section 9.3 have been satisfied.
Section 9.4    Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement.
ARTICLE X
TERMINATION
Section 10.1    Termination. This Agreement may be terminated prior to the Effective Time:
(a)    by mutual written consent of the Company and Parent; or
(b)    by either the Company or Parent:
(i)    if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held Company Stockholder Meeting or any adjournment or postponement thereof;

(ii)    if the Closing has not yet occurred by July 8, 2024 (the “Outside Date”); provided, however, that if (x) the Closing has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 9.1(b), and (y) all other conditions in this Agreement have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived by the Party entitled to waive such condition, the Outside Date will be October 8, 2024; provided further that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any Party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or
(iii)    if there shall be adopted any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited, or if any judgment, injunction, order or decree issued by any Governmental Entity having jurisdiction over any Party permanently enjoining or prohibiting Parent or the Company from consummating the Merger is entered, and such judgment, injunction, order or decree shall become final and non-appealable (any such law, regulation, judgment, injunction, order or decree, a “Legal Restraint”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to any Party whose breach of any representation and warranty or whose failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted; or
(c)    by Parent:
(i)    prior to receipt of Company Stockholder Approval, if there shall have been a Change in Recommendation, regardless of whether permitted by this Agreement; or
(ii)    if there shall have been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would, individually or in the aggregate, result in a failure to satisfy a condition set forth in Section 9.2, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (x) 30 days after the giving of written notice to the Company of such breach and (y) three Business Days prior to the Outside Date (a “Company Terminable Breach”), but only if Parent or Merger Sub are not then in Parent Terminable Breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement; or
(d)    by the Company:
(i)    at any time prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal, but only if:
(A)    the Company has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 8.7;

(B)    the Company has complied with Section 8.7 with respect to such Superior Proposal;
(C)    concurrently with, and as a condition to, any such termination, the Company pays or causes to be paid to Parent (or its designee) the Termination Fee pursuant to Section 10.3(d); and
(D)    the Company Board has authorized the Company to enter into, and the Company concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that the Company may enter into such definitive written agreement concurrently with any such termination); or
(ii)    if there shall have been a breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would, individually or in the aggregate, result in a failure to satisfy a condition set forth in Section 9.3, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (x) 30 days after the giving of written notice to Parent of such breach and (y) three Business Days prior to the Outside Date (a “Parent Terminable Breach”), but only if the Company is not then in Company Terminable Breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement.
The Party desiring to terminate this Agreement pursuant to subparagraph (b), (c) or (d) of this Section 10.1 shall give written notice of such termination to the other Party in accordance with Section 11.1, specifying in reasonable detail the provision hereof pursuant to which such termination is effected and the terminating Party’s understanding of the facts and circumstances forming the basis for such termination.
Section 10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any Party hereto, except that (a) this Section 10.2 and Section 10.3, Article I and Article XI of this Agreement, and the Confidentiality Agreement, shall survive the termination of this Agreement and (b) no such termination shall relieve any Party of any liability or damages (including the benefit of the bargain lost by the non-breaching Party, including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the holders of Shares, Company RSU Awards, Company PSU Awards or Company SAR Awards, which shall be deemed to be damages of the Company) resulting from any Willful and Material Breach by that Party of this Agreement, in each case, prior to such termination.
Section 10.3    Expenses and Other Payments.
(a)    Except as otherwise provided in this Agreement or as otherwise agreed to in writing by the Parties, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, regardless of whether the Merger shall be consummated, except that all filing fees paid in respect of the filings under the HSR Act in connection with the Merger shall be borne by Parent.
(b)    If this Agreement is terminated under circumstances that satisfy subparagraphs (i), (ii) and (iii) below, then the Company shall pay Parent (or its designee) the Termination Fee within two Business Days of any event specified in subparagraph (iii) below taking place, in cash by wire transfer of immediately available funds to an account designated by Parent:
(i)    either (A) the Company or Parent terminates this Agreement pursuant to Section 10.1(b)(i) or (B) Parent terminates this Agreement pursuant to Section 10.1(c)(ii);
(ii)    after the date of this Agreement but on or before the date of any such termination, a Competing Proposal shall have been announced or disclosed (publicly or to the Company or the Company Board) that was not withdrawn; and
(iii)    within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to such Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, such Competing Proposal) or the Company consummates such Competing Proposal.
For purposes of this Section 10.3(b), any reference in the definition of Competing Proposal to “20% or more” shall be deemed to be a reference to “more than 50%.”
(c)    If Parent terminates this Agreement pursuant to Section 10.1(c)(i), then the Company shall pay Parent (or its designee) the Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Parent no later than two Business Days after notice of termination of this Agreement.
(d)    If the Company terminates this Agreement pursuant to Section 10.1(d)(i), then the Company shall pay Parent (or its designee) the Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent contemporaneously with such termination of this Agreement.
(e)    The Parties acknowledge (i) that the agreements contained in this Section 10.3 are an integral part of the Transactions, (ii) that the Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 10.3, and, in order to obtain the payment, Parent commences a Proceeding that results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
(f)    Subject in all cases to Section 10.2 and payment by the Company of any costs, expenses and interest pursuant to Section 10.3(e), in circumstances where the Termination Fee is paid in accordance with this Section 10.3, Parent’s receipt of the Termination Fee from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received, provided that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier providing proof of delivery, in each case as addressed as follows:
if to Parent or Merger Sub, to:
S. USA Life Insurance Company, Inc.
1 Pennsylvania Plaza
New York, NY 10119
Attention:    Nicholas von Moltke and Scott Silverman
E-mail:    nicholas.vonmoltke@prosperitylife.com and Scott.Silverman@prosperitylife.com with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attention:    David Grosgold, Kevin Schmidt and Megan K. Arrogante
E-mail:    dgrosgold@debevoise.com; kmschmidt@debevoise.com and mkarrogante@debevoise.com if to the Company, to:
National Western Life Group, Inc.
10801 N. Mopac Expy, Bldg. 3
Austin, Texas 78759
Attention:    Rey Perez and Gina Byrne Miller
E-mail:    rperez@nwlic.com and gmiller@nwlic.com
with copies (which shall not constitute notice) to:
Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attention:    J. Mark Metts
E-mail:    mmetts@sidley.com

and
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention:    Amanda M. Todd
E-mail:    atodd@sidley.com
Section 11.2    Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement, or in any certificate or other writing delivered by a Party pursuant to this Agreement, shall survive the Effective Time or, except as otherwise provided in Section 10.2, any termination of this Agreement, as the case may be. This Section 11.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.
Section 11.3    Amendments; No Waivers.
(a)    Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that (i) this clause (i), Section 11.3(c) and Section 11.12 may not be amended or waived in any manner that is materially adverse to the rights of any Debt Financing Source without the prior written consent of the Debt Financing Sources and (ii) following the receipt of the Company Stockholder Approval, there shall be no amendment to the provisions of this Agreement that by Law would require further approval by the holders of Company Common Stock without such approval.
(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
(c)    Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties and their respective successors and permitted assigns, any third party beneficiary rights, except that (i) the Indemnified Persons shall be third party beneficiaries of Section 7.1(e) and (ii) the Debt Financing Sources shall be third party beneficiaries of Section 11.3(a), this clause (ii) and Section 11.12.
Section 11.4    Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that Parent may assign its rights, but not its obligations, under this Agreement to any lender to Parent or its Affiliates as security for obligations to such lender in respect of the financing arrangements entered into in connection with the Transactions.
Section 11.5    Governing Law; Venue; Waiver of Jury Trial.
(a)    THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION

OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)    EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE TRANSACTIONS, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS THAT IT IS NOT SUBJECT PERSONALLY TO JURISDICTION IN THE ABOVE NAMED COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THE ACTION, SUIT OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH PARTY IRREVOCABLY AGREES THAT SUCH PARTY WILL NOT BRING ANY SUCH ACTION IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE AND APPELLATE COURTS HAVING JURISDICTION OVER THE FOREGOING AND ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (iv) SUCH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.5.
Section 11.6    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Electronic signatures (including those received as a .pdf attachment to electronic mail) shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by all of the other Parties hereto.
Section 11.7    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof. Except for the provisions of (a) Article II and Article III regarding the rights for holders of Shares (including, for the avoidance of doubt, the rights of the former holders of Shares) to receive the Merger Consideration or the rights of the former holders of Company RSU Awards, Company PSU Awards and Company SAR Awards to receive the amounts payable pursuant to Section 2.6), and (b) Section 7.1 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), no provision of this Agreement or any other agreement contemplated hereby is intended to confer any rights or remedies on any Person other than the Parties hereto.
Section 11.8    Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
Section 11.9    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions and the other transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a materially acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 11.10    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, could occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties may be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 11.5, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of any injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.10 shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 11.11    Interpretation.
(a)    Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
(b)    Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships, and vice versa.
(c)    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated.
(d)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(e)    All references to “$” or dollar amounts will be to the lawful currency of the United States.
(f)    The words “the date hereof,” “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement.
(g)    Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(h)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”
(i)    References to “days” shall mean “calendar days” unless expressly stated otherwise.
(j)    References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(k)    Any reference in this Agreement to a date or time shall be deemed to be such date or time in Austin, Texas, unless otherwise specified.

(l)    Except with respect to any disclosure in the Company Disclosure Schedules or Parent Disclosure Schedules, any contract or instrument referred to herein means such contract or instrument as from time to time amended, modified or supplemented, including by waiver or consent.
(m)    All references to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(n)    Except as otherwise specifically provided in this Agreement, any statute, rule or regulation defined or referred to herein means such statute as from time to time amended, supplemented or modified, including by succession of comparable successor statutes, rules or regulations, as applicable.
(o)    Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.
(p)    References to a person are also to its permitted successors and assigns.
(q)    The words “provided to,” “delivered” or “made available” and words of similar import refer to documents that were delivered in person or electronically or posted to the data site maintained by the disclosing Party or its Representatives in connection with the Transactions to the other Party or its Representatives at least two days prior to the calendar day immediately preceding the date hereof (but only if, in the case of delivery via such data site, the other Party had access to such documents in such data site and such documents were not removed from such data site prior to the date that was prior to the execution of this Agreement) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing Party or its Subsidiaries with the SEC and publicly available on EDGAR as an exhibit after December 31, 2020 and prior to the date that was two Business Days prior to the date of this Agreement.
(r)    Any reference to the “Company” in a context or at a time or for the portion of any time period, in each case, prior to June 15, 2015 (the date on which the Company’s holding company reorganization was effected, and pursuant to which National Western Life Group, Inc. replaced National Western Life as the publicly traded company), means National Western Life.
Section 11.12    Debt Financing.
(a)    Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its Subsidiaries hereby:
(i)    agrees that any action, suit or proceeding of any kind or description, whether in Contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to this Agreement, or the Debt Financing or any of the definitive agreement entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court;

(ii)    agrees that any such action, suit or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document agreement relating to the Debt Financing;
(iii)    agrees not to bring or support or permit any of its Subsidiaries to bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in Contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;
(iv)    irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court;
(v)    knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any action, suit or proceeding brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;
(vi)    agrees that none of the Debt Financing Sources will have any liability to the Company, any of its Subsidiaries or any of their respective Representatives relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in Contract or in tort or otherwise;
(vii)    agrees that (and each other party hereto agrees that) the Debt Financing Sources are express third-party beneficiaries of, and may enforce any of the provisions of this Section 11.12; and
(viii)    agrees that the provisions of this Section 11.12 and the definition of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
(b)    Notwithstanding the foregoing, nothing in this Section 11.12 shall in any way limit or modify the rights and obligations of Parent, or Merger Sub under this Agreement or any Debt Financing Source’s obligations to Parent, Merger Sub or any of their applicable Affiliates under any debt commitment letter relating to the Debt Financing or Parent, Borrower, Merger Sub or any of their applicable Affiliates (and following the Closing Date, the Company or any of its Subsidiaries) under the definitive agreements governing the Debt Financing. This Section 11.12 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
S. USA LIFE INSURANCE COMPANY, INC.
By:    /S/Nicholas von Moltke
Nicholas von Moltke
Chief Executive Officer
PGH MERGER INC.
By: /S/Nicholas von Moltke
Nicholas von Moltke
President
NATIONAL WESTERN LIFE GROUP, INC.
By: /S/Ross R. Moody
Ross R. Moody
Chairman of the Board and
Chief Executive Officer

Exhibit A
Certain Definitions
“Actuarial Appraisal” has the meaning set forth in Section 4.27(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, however, that for the purposes of this Agreement, an Affiliate of Parent shall include only Prosperity Group Holdings LP and its direct and indirect Subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Alternative Acquisition Agreement” has the meaning set forth in Section 8.7(d)(iv).
“Alternative Financing” has the meaning set forth in Section 7.4(b).
“Antitrust Laws” has the meaning set forth in Section 8.1(c)(iii).
“Associated Persons” has the meaning set forth in Section 4.33(d).
“BD Regulatory Filings” has the meaning set forth in Section 4.33(c).
“beneficial ownership,” including the correlative term “beneficial owner,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Board Recommendation” has the meaning set forth in the recitals.
“Book-Entry Shares” has the meaning set forth in Section 2.5(b).
“Borrower” has the meaning set forth in Section 5.8(b)(ii).
“Burdensome Condition” has the meaning set forth in Section 8.1(d).
“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which commercial banks in New York City are closed, (c) a day on which the Secretary of State of the State of Delaware is closed or (d) any day on which EDGAR is not open to accept filings.
“Cap Amount” has the meaning set forth in Section 7.1(d).
“Capital Commitment Letter” has the meaning set forth in Section 5.8(b)(i).
“Capital Financing” has the meaning set forth in Section 5.8(b)(i).
“Capital Investors” has the meaning set forth in Section 5.8(b)(i).
“CECL” has the meaning set forth in Section 8.13.
“Certificate” has the meaning set forth in Section 2.5(b).

“Certificate of Merger” has the meaning set forth in Section 2.1(b).
“Change in Recommendation” has the meaning set forth in Section 8.7(d)(vii).
“Class A Common Stock” means that Class A Common Stock of the Company, par value $0.01 per share.
“Class B Common Stock” means that Class B Common Stock of the Company, par value $0.01 per share.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Code” means the Internal Revenue Code of 1986.
“Commitment Letters” has the meaning set forth in Section 5.8(b)(iii).
“Company” has the meaning set forth in the preamble.
“Company 10-K” has the meaning set forth in Section 4.7(a).
“Company 10-Q” has the meaning set forth in Section 4.7(a).
“Company Balance Sheet” means that balance sheet of the Company dated as of December 31, 2022 contained in the Company 10-K.
“Company Balance Sheet Date” means December 31, 2022.
“Company Benefit Plan” means any employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any director, former director, employee, former employee or Individual Independent Contractor of the Company or any Subsidiary of the Company, and each other plan, funding vehicle, policy, agreement or arrangement (written or oral), including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), providing for compensation, bonuses, commissions, retention benefits, profit-sharing, stock option, restricted stock, stock appreciation right or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health and welfare benefits, death benefits, disability benefits, fringe benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could have any liability, contingent or otherwise.
“Company Board” has the meaning set forth in the recitals.
“Company Bylaws” has the meaning set forth in Section 4.1.
“Company Charter” has the meaning set forth in Section 4.1.
“Company Common Stock” has the meaning set forth in Section 4.5.

“Company Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.
“Company Employee” has the meaning set forth in Section 8.4(a).
“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Leases” has the meaning set forth in Section 4.18(e).
“Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate with all other Effects, would be reasonably likely to (a) prevent, materially impair or materially delay the Company’s ability to consummate the Transactions on or before the Outside Date or the performance by the Company of any of its material obligations under this Agreement or (b) have a material adverse effect on the condition (financial or otherwise), business, operations, assets and liabilities (considered together) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect for purposes of clause (b) above: (A) any changes in general U.S. or global economic conditions or securities, credit, financial or other capital markets conditions, (B) any changes, events or conditions in the industries in which the Company and its Subsidiaries operate (including changes to interest rates, general market prices and regulatory changes affecting such industries), (C) pandemics (including COVID-19 and any variants/mutations thereof), epidemics, acts of war (regardless of whether declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism, widespread cyber-attack or man-made disaster, or any natural disaster or other act of nature and any escalation or general worsening of any of the foregoing, (D) any changes arising out of or attributable to the negotiation, execution or announcement of this Agreement or the pendency or consummation of the Transactions (including the effect thereof on the relationships (contractual or otherwise) of the Company and its Subsidiaries and their respective Affiliates with policyholders, clients, customers, employees, suppliers, vendors, service providers or Governmental Entities); provided, however, that this clause (D) shall not apply to any representation or warranty set forth in Section 4.4 or Section 4.15(h) (or any condition to any Party’s obligation to consummate the Merger relating to such representation and warranty), (E) changes in applicable Law or in GAAP, SAP or in accounting standards (including changes prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), or any changes in the interpretation or enforcement of any of the foregoing (including any changes in capital requirements for insurance companies required by applicable Law or mandated by any Governmental Entity), (F) any change in the market price, or change in trading volume, of the Company’s capital stock, (G) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, premiums written, cash flow, cash position or other financial performance or results, (H) any change or development in the credit, financial strength, claims paying ability, insurance or other rating of the Company, any of its Subsidiaries or its outstanding debt (it being understood that the exceptions in clauses (F), (G) and (H) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Company Material Adverse Effect), (I) the entering into and performance of this Agreement and the Transactions, including compliance with the covenants set forth herein (but in the event of a failure by the Company or its Subsidiaries to take any action, only if Parent has refused to provide a waiver to the applicable prohibition in this Agreement within five Business Days after the request therefor), the identity of or facts related to Parent, Merger Sub or their respective Affiliates or any action taken or omitted to be taken by the Company at the prior written request of Parent or Merger Sub, (J) the Effects of any breach of this Agreement by Parent or Merger Sub or (K) changes in the value of the Investment Assets; provided, however, that, in the case of clauses (A), (B) and (C), solely to the extent the impact on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other companies operating in the industries in which the Company and its Subsidiaries operate in the countries and regions in the world impacted by the Effect in question, the incrementally disproportionate impact or impacts may be taken into account in determining whether there has been, or would be reasonably likely to be, a Company Material Adverse Effect.
“Company Measurement Date” has the meaning set forth in Section 4.5.
“Company Owned Properties” has the meaning set forth in Section 4.18(a).
“Company PSU Award” has the meaning set forth in Section 2.6(a)(ii)
“Company RSU Award” has the meaning set forth in Section 2.6(a)(i).
“Company SAR Award” has the meaning set forth in Section 2.6(a)(iii).
“Company SEC Documents” has the meaning set forth in Section 4.7(a).
“Company Securities” has the meaning set forth in Section 4.5.
“Company Service Provider” means any current or former director, officer or employee of the Company or its Subsidiaries.
“Company Stock Plan” means any equity or equity-based plan that is sponsored or maintained by the Company or any of its Subsidiaries (including the Amended and Restated Incentive Plan of the Company, effective December 14, 2022).
“Company Stockholder Approval” has the meaning set forth in Section 4.2.
“Company Stockholder Meeting” has the meaning set forth in Section 6.2(a).
“Company Subsidiary Securities” has the meaning set forth in Section 4.6(b).
“Company Terminable Breach” has the meaning set forth in Section 10.1(c)(ii).
“Competing Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any direct or indirect, in a single transaction or series of related transactions, (a) acquisition or purchase of any business or assets of the Company or any of its Subsidiaries (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects, and any asset management transaction), that, individually or in the aggregate, constitutes 20% or more of the net revenues, reserves, net income or assets of the Company and its Subsidiaries, taken as a whole, (b) acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) tender offer or exchange offer by any Person that, if consummated, would result in such Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (d) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, rehabilitation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, in each case, other than the Transactions.
“Confidentiality Agreement” means the confidentiality agreement, dated May 9, 2023, between the Company and Prosperity Life Insurance Group, LLC.
“Consent” means any filing, notice, report, registration, approval, consent, ratification, Permit, permission, waiver, expiration of waiting periods or authorization.
“Contract” has the meaning set forth in Section 4.19(a).
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Covered Person” means (i) any officer at Senior Vice President or above, (ii) any other employee of the Company and its Subsidiaries whose annual rate of base salary is equal to or greater than $180,000 as of the date of this Agreement or (iii) any Individual Independent Contractor with an annual rate of payment equal to or greater than $180,000 as of the date of this Agreement.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“Creditors’ Rights” has the meaning set forth in Section 4.2(a).
“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be.
“Debt Commitment Letter” has the meaning set forth in Section 5.8(b)(ii).
“Debt Financing” has the meaning set forth in Section 5.8(b)(ii).
“Debt Financing Sources” means the Persons, including the lenders, that have committed to provide any Debt Financing (including the parties to any commitment letters, joinder agreements, credit agreements, note purchase agreements or other definitive agreements relating thereto) and their respective Affiliates and such Person’s (and their respective Affiliates’) officers, directors, managers, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and their respective successors and permitted assignees.
“DGCL” has the meaning set forth in the recitals.
“Dissenting Shares” has the meaning set forth in Section 2.7.
“Domiciliary Department of Insurance” means the domiciliary state insurance regulatory of the applicable Insurance Company.
“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, economic or financial sanctions, sectoral sanctions, secondary sanctions and trade embargoes, including those imposed, administered or enforced by (i) the United States of America (including, but not limited to, those administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or the U.S. Department of Commerce); (ii) the United Nations Security Council; (iii) the European Union; (iv) the United Kingdom (including the Office of Financial Sanctions Implementation of His Majesty’s Treasury); or (v) any Governmental Entity of a jurisdiction in which the Parties operate.
“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.
“Effective Time” has the meaning set forth in Section 2.1(b).
“e-mail” has the meaning set forth in Section 11.1.
“Encumbrances” means liens, pledges, charges, encumbrances, hypothecations, mortgages, deeds of trust or security interests (any action of correlative meaning, to “Encumber”).
“Environmental Laws” means all applicable Laws relating to the protection of the environment or natural resources, including such Laws relating to the use, handling, treatment, storage, disposal, transport or Release of any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (regardless of whether incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Shares” has the meaning set forth in Section 2.5(d).
“Fee Letter” has the meaning set forth in Section 5.8(c)(i).
“Financial Advisor” has the meaning set forth in Section 4.22.
“Financial Advisor Opinion” has the meaning set forth in Section 4.23.
“Financing” has the meaning set forth in Section 5.8(b)(ii).
“Financing Contribution Letter” has the meaning set forth in Section 5.8(b)(iii).
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“FINRA CMA” has the meaning set forth in Section 8.1(b).
“Focus Report” has the meaning set forth in Section 4.33(b).
“Form A Filings” means the filings of Form A Statements Regarding the Acquisition of Control (including the business plan and projections relating thereto) with the respective Domiciliary Departments of Insurance regarding the proposed acquisition of control of the respective Insurance Companies contemplated by the Transactions (including the Merger).
“Form BD” has the meaning set forth in Section 4.33(b).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
“Governmental Entity” means any United States or non-United States court, tribunal, judicial or arbitral body, legislative, tax, governmental, regulatory, self-regulatory or administrative agency, commission, or other governmental authority or instrumentality, whether federal, national, provincial, state, local, foreign or multinational.
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Hazardous Substance” means any substance, material or waste that is defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “pollutant” or “contaminant” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, asbestos or polychlorinated biphenyls.
“HSR Act” has the meaning set forth in Section 4.3.
“Indebtedness” of any Person means, without duplication: (a) indebtedness created, issued or incurred by such Person for borrowed money or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money; (b) indebtedness under any credit agreement or facility or obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person (excluding trade payables incurred in the ordinary course of business consistent with past practice); (d) obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person or any “keep well” or other agreement to maintain any financial statement condition of another Person; provided, however, that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Indemnified Liabilities” has the meaning set forth in Section 7.1(a).
“Indemnified Persons” has the meaning set forth in Section 7.1(a).
“Individual Independent Contractor” means an individual natural Person, other than a Producer, providing services to the Company or any Subsidiary thereof as an independent contractor.
“Insurance Companies” means, collectively, National Western Life and Ozark National Life, and each of them, an “Insurance Company.”
“Insurance Contracts” means the insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Insurance Company prior to the Closing.
“Insurance Laws” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies or Producers, whether federal, national, provincial, state, local foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct or other examinations by, Insurance Regulators.
“Insurance Licenses” has the meaning set forth in Section 4.31(d).
“Insurance Regulators” means all Governmental Entities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies or Producers, under Insurance Laws.
“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patents (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent applications; any trademarks, trademark registrations, trademark applications, service marks, trade names, business names and brand names, including any and all goodwill associated therewith; any copyrights, copyright registrations, copyright applications and database rights; any internet domain names; and any trade secrets, know-how and other proprietary information that derives independent economic value from not being generally known to the public.
“Intervening Event” means a material Effect that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, only the portion of such Effect of which the magnitude or material consequences were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to obtaining the Company Stockholder Approval. Notwithstanding the foregoing, in no event shall any of the following constitute an Intervening Event: (a) the mere fact, in and of itself, that the Company or any of its Subsidiaries meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement or any change in the price or trading volume of the Company Common Stock or any other securities of the Company or any of its Subsidiaries (provided, however, that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event), (b) any Effect that results from the announcement, pendency and consummation of this Agreement or the Transactions or any actions required to be taken or to be refrained from being taken pursuant to this Agreement or (c) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or of consequence thereof.
“Investment Assets” means any bonds, stocks, other securities, mortgage loans and other investments by the Company or any of its Subsidiaries.
“Investment Guidelines” means those investment guidelines and liquidity policy of the Company and its Subsidiaries provided to Parent prior to the date of this Agreement.
“IRS” means the United States Internal Revenue Service.
“knowledge” means the actual knowledge of the knowledge individuals described in the immediately following sentence, after reasonable inquiry of their respective direct reports. For purposes of this definition, the term “knowledge individuals” means (a) in the case of the Company, the individuals listed in Section 1.1 of the Company Disclosure Schedules and (b) in the case of Parent, the individuals listed in Section 1.1 of the Parent Disclosure Schedules.
“Law” means any United States or non-United States law, rule, regulation, ordinance, code, judgment, injunction, order, treaty, convention, governmental directive or other legally enforceable requirement of any Governmental Entity, including common law.

“LSM Interest” has the meaning set forth in Section 4.34.
“LSM Life Insurance Policies” has the meaning set forth in Section 4.34.
“LSM Trust” has the meaning set forth in Section 4.34.
“Legacy Plans” has the meaning set forth in Section 8.4(b).
“Material Contract” has the meaning set forth in Section 4.19(b).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in Section 2.5(a).
“Merger Sub” has the meaning set forth in the preamble.
“Milliman” means Milliman, Inc.
“NASDAQ” means NASDAQ Global Select Market.
“National Western Life” means National Western Life Insurance Company, an insurance company organized under the laws of the State of Colorado and a wholly owned subsidiary of the Company.
“New Plans” has the meaning set forth in Section 8.4(b).
“N.I.S.” means N.I.S. Financial Services, Inc.
“N.I.S. Financial Statements” has the meaning set forth in Section 4.8(c).
“Open Source Software” means any software or materials that are distributed as “free software” (as defined by the Free Software Foundation) or distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org or under any similar licensing or distribution model (including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License and the Apache License).
“OFAC” has the meaning set forth in the definition of “Economic Sanctions/Trade Laws.”
“Organizational Documents” means (a) with respect to a corporation, the charter, memorandum of association, or articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other Party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Outside Date” has the meaning set forth in Section 10.1(b)(ii).

“Ozark National Life” means Ozark National Life Insurance Company, an insurance company organized under the laws of the State of Missouri and a wholly owned subsidiary of National Western Life.
“Parent” has the meaning set forth in the preamble.
“Parent Board” has the meaning set forth in the recitals.
“Parent Control Person” means (a) Prosperity Holding Company, as the 100% equity holder of Parent, (b) Prosperity Life Insurance Group, LLC as the 100% equity holder of Prosperity Holding Company, (c) Prosperity Group Holdings LP, as the 100% equity holder of Prosperity Life Insurance Group, LLC, (d) Bluejacket GP LLC, the general partner of Prosperity Group Holdings LP and (e) Jonathan Pollock as the controlling member of Bluejacket GP LLC.
“Parent Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article V.
“Parent Material Adverse Effect” means any Effect that would or would be reasonably likely to, individually or in the aggregate, prevent, materially impair or materially delay Parent’s or Merger Sub’s ability to perform its material obligations under this Agreement or to consummate the Transactions (including the Merger) on or before the Outside Date.
“Parent Related Person” means (a) Parent Control Person’s direct or indirect equity holder (including the Capital Investors) and each of their respective Subsidiaries and Affiliates (other than the Parent Control Persons, Parent and its Affiliates, including the Company and its Subsidiaries), (b) any direct or indirect portfolio companies that are investments of or any other assets or direct or indirect Subsidiaries of the Capital Investors (other than the Parent Control Persons, Parent and its Affiliates, including the Company and its Subsidiaries), (c) (i) (x) any other investment funds or vehicles advised by or affiliated with Elliott Investment Management L.P., (y) any direct or indirect subsidiary of any such fund or vehicle or of Elliott Investment Management L.P. or (z) any Person directly or indirectly controlling, controlled by or under common control with any such fund or vehicle or with Elliott Investment Management L.P. or (ii) any direct or indirect portfolio companies that are investments of or any other assets or direct or indirect subsidiaries of such investment funds or vehicles or (d) any Person directly or indirectly controlling, controlled by or under common control with any Buyer Control Person (other than the Parent Control Persons, Parent and its Affiliates, including the Company and its Subsidiaries).
“Parent Terminable Breach” has the meaning set forth in Section 10.1(d)(ii).
“Party” and “Parties” have the respective meanings set forth in the preamble.
“Paying Agent” has the meaning set forth in Section 3.1(a).
“Payment Fund” has the meaning set forth in Section 3.1(a).
“PBGC” has the meaning set forth in Section 4.15(g).
“Permit” means any permit, license, certificate, approval, certification, variation, exemption, order, consent, grant, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Permitted Encumbrances” means:
(a)    statutory Encumbrances for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in the balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date (including the notes thereto) included in the Company SEC Documents;
(b)    mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, and similar Encumbrances granted or that arise in the ordinary course of business with respect to liabilities that are not yet due or delinquent or the amount or validity of which is being contested in good faith;
(c)    Encumbrances securing payment, or any obligation, of the Company or any Subsidiary thereof with respect to outstanding Indebtedness so long as there is no default under such Indebtedness;
(d)    Encumbrances securing payment, any obligation of, or a right of the Company to draw upon, a funding agreement with a financing counterparty, so long as there is no default under such funding agreement;
(e)    Encumbrances granted in the ordinary course of business in connection with the insurance or reinsurance business of the Company or any Subsidiary thereof on cash and cash equivalent instruments or other investments, including Encumbrances granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or any Subsidiary thereof, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the Company or any Subsidiary thereof, (D) deposit liabilities, (E) statutory deposits, (F) ordinary course securities lending, repurchase, reverse repurchase, and short sale transactions and (G) premium trust funds and other funds held under trust in connection with conducting the business of the Company or any Subsidiary thereof and (ii) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse, or other record owner;
(f)    pledges or deposits by the Company or any Subsidiary thereof under workmen’s compensation Laws, unemployment insurance Laws, or similar legislation, or good faith deposits in connection with bids, tenders, Contracts, or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business;
(g)    zoning, building codes, entitlement, and other land use and environmental regulations by any Governmental Entity;
(h)    licenses (including nonexclusive licenses or sublicences of Intellectual Property) granted to third parties in the ordinary course of business by the Company or any Subsidiary thereof;
(i)    Encumbrances created by or through the actions of Parent or any of its Affiliates;
(j)    easements, rights of way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and that, individually or in the aggregate, have not materially impaired, and would not be reasonably likely to materially impair, the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location;

(k)    transfer restrictions imposed by Law; and
(l)    such other Encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Encumbrance or imperfection.
“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.
“Personal Data” has the meaning set forth in Section 4.20(g).
“Proceeding” means any actual or threatened claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and regardless of whether such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person responsible for selling, marketing or producing the Insurance Contracts.
“Proxy Statement” means the proxy statement filed by the Company with the SEC in connection with the Company Stockholder Approval, including any amendments and supplements thereto.
“Reinsurance Agreement” has the meaning set forth in Section 4.28.
“Related Party Transaction” has the meaning set forth in Section 4.26.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors, equityholders (financing sources), investment bankers, actual or prospective retrocessionaires and hedge counterparties and other representatives of such Person.
“Required Consents” has the meaning set forth in Section 8.1(a).
“Required Restructuring Transaction” has the meaning set forth in Section 8.16.
“Reserves” means the statutory policy reserves with respect to the Insurance Contracts.
“Sanctions Target” means any Person that is the target of Economic Sanctions/Trade Laws, including: (a) a Person that is domiciled, resident or operating in a country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Zaporizhzhia and Kherson regions of Ukraine and North Korea (“Sanctioned Country”), including any Governmental Entity of a Sanctioned Country; (b) a Person that is on any list of designated persons maintained by any Governmental Entity implementing or enforcing Economic Sanctions/Trade Laws; (c) a Person that is otherwise the target of Economic Sanctions/Trade Laws; or (d) a Person, directly or indirectly, owned 50% or more or controlled by any such Person described in the foregoing clauses (a) through (c).
“SAP” means, as to any Insurance Company, the statutory accounting practices prescribed or permitted by the applicable Domiciliary Department of Insurance as in effect at the relevant time.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.10(a).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisers, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisors, or to the jurisdiction of which any Person is subject.
“Shares” has the meaning set forth in Section 4.5.
“Statutory Statements” has the meaning set forth in Section 4.8(b).
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which at least one of the following is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries: (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest.
“Superior Proposal” means a bona fide written Competing Proposal (with all references to 20% included in the definition of Competing Proposal increased to 50%) that is not the result of a material breach of Section 8.7 and is made after the date of this Agreement by any Person or group (other than Parent or any of its Affiliates), that, in the good faith determination of the Company Board, after consultation with its financial advisors and outside legal counsel, (a) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, any required third-party consents, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects and risks considered relevant by the Company Board and (c) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board.
“Supporting Stockholders” means Ross R. Moody, Frances A. Moody-Dahlberg, Russell S. Moody, the Robert L. Moody Revocable Trust, Moody RRM Interests Ltd., Moody FAMD Interests Ltd. and Moody RSM Interests Ltd.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).
“Systems” means the software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems used by the Company or its Subsidiaries for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data and information in connection with the conduct of the business of the Company or its Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or any other antitakeover statute or similar statute or regulation enacted under applicable Law.
“Tax Proceeding” has the meaning set forth in Section 4.14(c).
“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or sent or required to be filed with or sent to any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.
“Taxes” means any and all taxes and similar charges, levies or other assessments of any kind, including income, corporate, capital, excise, real property, personal property, sales, transfer, use, value added, premium and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties, and additions to tax, imposed by any Taxing Authority.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Termination Fee” means $66,500,000.
“Transaction Litigation” has the meaning set forth in Section 8.11.
“Transactions” means (a) the execution and delivery of this Agreement and the Voting Agreements and (b) the Merger and the other transactions contemplated by this Agreement.
“Trust” means the Libbie Shearn Moody Trust.
“Unpaid 2023 Bonus” has the meaning set forth in Section 8.4(c).
“Voting Agreements” has the meaning set forth in the recitals.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any similar applicable Laws relating to any plant closing or mass layoff or similar triggering event.
“Willful and Material Breach” means, with respect to any Party, a material breach by such Party of any covenant, agreement or obligation hereunder that is a consequence of an act deliberately undertaken by such Party (or the deliberate failure by such Party to take an act it is required to take hereunder) with actual knowledge that the taking of (or failure to take) such act would, or would be reasonably likely to, cause a material breach of this Agreement.

Exhibit B
Form of
Amended and Restated
Certificate of Incorporation
of the
Surviving Corporation
[See attached.]
B-1

Exhibit C
Form of
Voting and Support Agreement
[See attached.]

C-1